UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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MASCO CORPORATION
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2023 ANNUAL MEETING OF STOCKHOLDERS NOTICE AND PROXY STATEMENT

BEHR
MARQUEE
BEHR
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BEHR
MARQUEE

MASCO

MASCO 2023	A LETTER FROM THE CHAIR OF OUR BOARD

Masco Corporation

17450 College Parkway

Livonia, MI 48152

313-274-7400

www.masco.com

March 31, 2023 Dear Masco Stockholders:

Strong, resilient and sustainable – these are words that describe Masco, as demonstrated by our performance and the strong execution we delivered during 2022. I am pleased to provide a few highlights of 2022 as we head into our annual meeting. First, I would like to thank and give credit to our more than 19,000 dedicated employees around the world who share our desire to deliver better living possibilities for our homes, our environment, and our communities. Their hard work and dedication made possible the successes highlighted here.

Strong

The headwinds Masco faced throughout 2022 include an increasingly challenging macroeconomic environment. By taking action to drive growth and offset increased costs and fluctuations in consumer demand, we delivered four percent year-over-year sales growth and returned approximately $1.2 billion to our shareholders in the form of share repurchases and dividends.

Resilient

While we continue to navigate an uncertain near-term economic landscape, we believe we are well positioned to outperform the market with our industry leading portfolio of branded, lower ticket, repair and remodel-oriented products that serve both the do-it-yourself and professional markets. And, with our strong balance sheet and disciplined capital allocation, we believe we will continue to deliver long-term value for our shareholders.

Sustainable

We also continue to focus on maintaining our strong reputation for ethical business practices and doing business the right way, further enabling our desire to provide better living possibilities. Reflective of this commitment, we recently announced an aspirational target to reduce our scope 1 and 2 absolute greenhouse gas emissions by 50% by the year 2030 compared to 2020 emissions. This goal aligns with the current standard of science-based targets deemed necessary to mitigate the effects of climate change.

A LETTER FROM THE CHAIR OF OUR BOARD	MASCO 2023

Robust Board Oversight

Underpinning all of this is a commitment to strong governance practices, with oversight by a Board of diverse, independent directors who are focused on overseeing our enterprise strategy, significant risks, and our sustainability initiatives. This past year we were pleased to select Aine L. Denari to join our Board. Aine brings strong leadership experience and valuable perspectives on strategic growth, complex manufacturing operations, finance, technology and human capital management. We also continued our ongoing Committee refreshment, as demonstrated by the appointment of Marie Ffolkes as the Chair of our Corporate Governance and Nominating Committee in 2022.

Our deeply experienced Board is focused on overseeing Masco’s high standards of excellence, accountability and leadership. For us, this means demonstrating strong financial responsibility to those who invest in our Company, continuing to create innovative products that customers trust, cultivating a diverse, equitable and inclusive workplace, and being a catalyst for good in the neighborhoods in which we operate.

Effective at our Annual Meeting of Stockholders, Reginald Turner, who has served Masco as a director since 2015, will be retiring from our Board. We are very grateful to Reggie for his service and express our sincerest appreciation and gratitude for his dedication and his valuable perspectives and contributions during his years with us.

On behalf of the entire Board, I thank you for your investment in Masco and belief in our ability to create value for our stakeholders. We invite you to attend Masco Corporation’s Annual Meeting of Stockholders, which will be held at 9:30 a.m. Eastern Time on Thursday, May 11, 2023 at our corporate office in Livonia, Michigan, and ask for your voting support on the items contained in this proxy.

Sincerely, Lisa A. Payne Chair of the Board

THIS PROXY STATEMENT AND THE ENCLOSED PROXY CARD ARE BEING MAILED OR OTHERWISE MADE AVAILABLE TO STOCKHOLDERS ON OR ABOUT MARCH 31, 2023.

MASCO 2023	NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

MASCO CORPORATION NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Stockholders of record at the close of business on March 17, 2023 are entitled to vote at the Annual Meeting or any adjournment or postponement of the meeting. Whether or not you plan to attend the Annual Meeting, you can ensure that your shares are represented at the meeting by promptly voting by internet or by telephone, or by completing, signing, dating and returning your proxy card in the enclosed postage prepaid envelope. Instructions for each of these methods and the control number that you will need to vote are provided on the proxy card. You may withdraw your proxy before it is exercised by following the directions in the proxy statement. Alternatively, you may vote at the meeting.

By Order of the Board of Directors,

Kenneth G. Cole

Vice President, General Counsel and Secretary

ANNUAL MEETING INFORMATION:
Date:	May 11, 2023

Time:	9:30 a.m. Eastern Time
Place:	Masco Corporation Corporate Office 17450 College Parkway Livonia, MI 48152

ANNUAL MEETING ITEMS OF BUSINESS:

1. To elect four Class II directors;

2. To consider and act upon a proposal to approve the compensation paid, on an advisory basis, to our named executive officers;

3. To consider and act upon a proposal to select, on an advisory basis, the frequency with which stockholders will vote on executive compensation;

4. To ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for 2023; and

THE COMPANY RECOMMENDS THAT YOU VOTE AS FOLLOWS:

FOR each Class II director nominee;

FOR the approval of the compensation paid to our named executive officers;

The selection of “1 YEAR” as the frequency with which stockholders will vote on executive compensation; and

FOR the selection of PricewaterhouseCoopers LLP as our independent auditors for 2023.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 11, 2023: THIS PROXY STATEMENT AND THE MASCO CORPORATION 2022 ANNUAL REPORT TO STOCKHOLDERS, WHICH INCLUDES THE COMPANY’S ANNUAL REPORT ON FORM 10-K, ARE AVAILABLE AT:

http://www.ezodproxy.com/masco/2023

THE COMPANY WILL PROVIDE A COPY OF ITS ANNUAL REPORT ON FORM 10-K, WITHOUT CHARGE, UPON A STOCKHOLDER’S WRITTEN REQUEST TO: INVESTOR RELATIONS, MASCO CORPORATION, 17450 COLLEGE PARKWAY, LIVONIA, MICHIGAN 48152.

MASCO 2023	2023 PROXY STATEMENT SUMMARY

2023 PROXY STATEMENT SUMMARY

In 2022, we achieved year-over-year sales growth, but increased costs and lower consumer demand for our products contributed to a decrease in our year-over-year operating profit. Amidst these challenges, we continued to leverage our industry-leading brands to deliver new product innovations, reinvest in our business to position us for future growth and deploy our capital allocation strategy to return value to our shareholders.

2023 PROXY STATEMENT SUMMARY	MASCO 2023

MASCO 2023	TABLE OF CONTENTS

TABLE OF CONTENTS	MASCO 2023

PART I - CORPORATE GOVERNANCE	MASCO 2023

CORPORATE GOVERNANCE

This section of our proxy statement provides information on the qualifications, skills and experience of our director nominees and incumbent directors, the structure and responsibilities of our Board and its Committees, our Board’s self-evaluation and risk oversight processes, and other important corporate governance matters.

DIRECTORS AND DIRECTOR NOMINEES

Our Board is currently composed of nine continuing directors, eight of whom are independent directors. Our directors possess a wide array of skills and experience that provide a strong source of strategic and risk oversight, advice and guidance to our management team.

The following director skills matrix highlights the balanced mix of skills and experience that are most relevant and important to our Company. The skills and experience identified for each continuing independent director are those we believe are key and unique to each director’s contribution to our Board. This matrix is not meant to encompass or reflect all of the skills and experience possessed by each director. See the following pages for a full biography of each of our continuing directors.

	Alexander	Denari	Ffolkes	O’Herlihy	Parfet	Payne	Plant	Stevens

Business Operations and Leadership

M&A

Risk Management

Finance and Accounting

Product Innovation

International Business

Manufacturing

Marketing and Brand Management

Talent Management

MASCO 2023	PART I - CORPORATE GOVERNANCE

DIRECTOR NOMINEES FOR CLASS II

(If Elected, Term will Expire at the Annual Meeting in 2026)

Keith J. Allman	Aine L. Denari

AGE: 60	AGE: 50

DIRECTOR SINCE: 2014	DIRECTOR SINCE: 2022

POSITION: Our President and Chief Executive Officer, since 2014	POSITION: Executive Vice President and President of Brunswick Boat Group, Brunswick Corporation, a manufacturer of marine products, since 2020

RELEVANT SKILLS AND EXPERIENCE:	RELEVANT SKILLS AND EXPERIENCE:

Mr. Allman brings to our Board strong business leadership skills, hands-on operational experience with our businesses and valuable insight into our Company’s culture. He played an integral role in developing our strategies to strengthen our brands, innovation and service and improve our execution, which has helped to provide the foundation for the current direction of our Company. His key leadership positions within our Company have given him deep knowledge of all aspects of our business, and he also possesses a significant understanding of, and experience with, complex operations as well as Company-specific customer expertise.

Ms. Denari has acquired extensive business and strategic experience serving in a variety of executive management positions, including her current role as Executive Vice President and President of Brunswick Boat Group and in prior roles within the automotive and industrial industries and at major global consulting firms. Her current responsibilities include global P&L leadership; strategic, financial and operational oversight of a $1.8 billion business; and developing and implementing end-to-end technology solutions. Ms. Denari’s leadership brings to our Board valuable perspectives on strategic growth, complex manufacturing operations, finance, technology and human capital management.

BUSINESS EXPERIENCE:	BUSINESS EXPERIENCE:

• Masco Corporation:

• Group President (2011-2014)

• President, Delta Faucet (2007-2011)

• Executive Vice President, Builder Cabinet Group (2004-2007)

• Served in various management positions of increasing responsibility at Merillat Industries (1998-2003)

• Director of Oshkosh Corporation

• Director of No Barriers, a charitable organization

• ZF AG:

• Senior Vice President and General Manager, Advanced Driver Assist Systems/Automated Driving (2017-2020)

• Chief Integration Management Officer & Head of Strategic Performance Management Office (2015-2017)

• Senior Vice President, Product Planning and Business Development (2014-2017)

• Director, Strategy & Analytics, Ingersoll Rand Inc (2010-2014)

• Engagement Manager, McKinsey & Company (2006-2010)

• Management Consultant / Case Team Leader, Bain & Company (2003-2006)

• Served in various engineering roles, including research, product planning product development and program management at Ford Motor Company (1996-2002)

• Member of Gentherm Technology Advisory Council, Gentherm, Inc.

PART I - CORPORATE GOVERNANCE	MASCO 2023

Christopher A. O’Herlihy	Charles K. Stevens, III

AGE: 59	AGE: 63

DIRECTOR SINCE: 2013	DIRECTOR SINCE: 2018

POSITION: Vice Chair of Illinois Tool Works Inc., a global diversified industrial manufacturer of specialized industrial equipment, consumables, and related service businesses, since 2015	POSITION: Retired Executive Vice President and Chief Financial Officer of General Motors Company, a global automotive company

RELEVANT SKILLS AND EXPERIENCE:	RELEVANT SKILLS AND EXPERIENCE:

Gained through his over 30 years of experience with Illinois Tool Works, Inc., Mr. O’Herlihy brings to our Board strategic insight and an understanding of complex business and manufacturing operations, as well as a valuable perspective on developing innovative products. Mr. O’Herlihy has held several executive positions with Illinois Tool Works, Inc., through which he has acquired extensive knowledge and experience in all aspects of business, including business strategy, international business operations, mergers and acquisitions, emerging markets, financial performance and structure, legal matters, human resources and talent management. His current responsibilities include developing and executing that company’s overall corporate growth strategy.

Mr. Stevens joined General Motors Company in 1983 with the Buick Motor Division. In his over 30 years with General Motors Company, Mr. Stevens acquired significant leadership experience in financial and accounting operations. His past responsibilities include being a vital contributor to developing and executing business strategies to drive profitable growth, which benefits our Board as it oversees our strategy. His extensive background and expertise provide to our management and Board a valuable understanding of finance, financial operations, international financial matters, risk evaluation and management, mergers and acquisitions and consumer goods.

BUSINESS EXPERIENCE:	BUSINESS EXPERIENCE:

• Illinois Tool Works Inc.:

• Executive Vice President, with worldwide responsibility for Illinois Tool Works’ Food Equipment Group (2010-2015)

• Group President - Food Equipment Group Worldwide (2010)

• Group President - Food Equipment Group International (2009-2010)

• For over 30 years, served in various positions of increasing responsibility, including as Group President of the Polymers and Fluids Group

• Director of Eastman Chemical Company and Flex, Ltd.

• Director of Tenneco Inc. (2020-2022)

• General Motors Company:

• Executive Vice President and Chief Financial Officer (2014-2018)

• Chief Financial Officer of GM North America (2010-2014)

• Interim Chief Financial Officer of GM South America (2011-2013)

• Chief Financial Officer of GM de Mexico (2008-2010)

• Chief Financial Officer of GM Canada (2006-2008)

• For more than 30 years, served in various positions of increasing responsibility, including several leadership positions with GM’s Asia Pacific region including China, Singapore, Indonesia and Thailand

MASCO 2023	PART I - CORPORATE GOVERNANCE

CLASS III DIRECTORS

(Term Expiring at the Annual Meeting in 2024)

Mark R. Alexander	Marie A. Ffolkes

AGE: 58	AGE: 51

DIRECTOR SINCE: 2014	DIRECTOR SINCE: 2017

POSITION: Chief Executive Officer, Icelandic Provisions, Inc., a provider of Icelandic dairy products, since 2019	POSITION: Founder and CEO, Axxelist, LLC, a private technology real estate company

RELEVANT SKILLS AND EXPERIENCE:	RELEVANT SKILLS AND EXPERIENCE:

Through his experience as a current CEO and as the former President of Campbell Soup Company’s largest division, Mr. Alexander brings to our Board strong leadership skills and experience in developing and executing business growth strategies, including through innovation and mergers and acquisitions. His past business responsibilities include investing in brand-building, innovation and expanded distribution, which correspond to areas of focus at our business operations. His extensive international experience with consumer branded products and his background in marketing and customer relations also provide our Board with expertise and insight as we leverage our consumer brands in the global market.

Through her experience as a CEO and as the former President, Industrial Gases, Americas for Air Products & Chemicals, Inc., Ms. Ffolkes brings to our Board extensive experience in developing and leading strategy implementation and driving operational profitability. Ms. Ffolkes’ past responsibilities allows her to provide valuable contributions and perspectives to our Board in areas important to our performance including operations, finance, international markets and marketing. Additionally, Ms. Ffolkes’ strong experience in executive leadership roles provide our Board valuable perspectives on talent management oversight.

BUSINESS EXPERIENCE:	BUSINESS EXPERIENCE:

• Campbell Soup Company:

• Senior Vice President (2009-2018)

• President of Americas Simple Meals and Beverages (2015-2018)

• President of Campbell North America (2012-2015), Campbell International (2010-2012) and Asia Pacific (2006-2009)

• Chief Customer Officer and President—North America Baking & Snacking (2009-2010)

• Served in various marketing, sales and management roles in the United States, Canada, Europe and Asia since 1989

• Director of Valero Energy Corporation

• Director of Colson Group Holdings, LLC, a privately-held manufacturer of casters and wheels

• Chief Executive Officer, TriMark USA, LLC (2020-2021)

• President, Industrial Gases, Americas of Air Products & Chemicals, Inc. (2015-2020)

• Tenneco:

• Global Vice President and General Manager, Ride Performance Group (2013-2015)

• Vice President and General Manager, Global Elastomers (2011-2013)

• Johnson Controls International plc (formerly, Johnson Controls):

• Vice President & General Manager South America Region, Automotive Group (2010-2011)

• Vice President and General Manager, Hyundai-Kia Customer Business Unit (2008-2010)

• Global Vice President, Japan (2006-2008)

• Director of National Association of Manufacturers

PART I - CORPORATE GOVERNANCE	MASCO 2023

John C. Plant

AGE: 69

DIRECTOR SINCE: 2012

POSITION: Chair of the Board and Chief Executive Officer, Howmet Aerospace Inc., a global supplier of engineered metal products, since 2020.

RELEVANT SKILLS AND EXPERIENCE:

Based on his leadership positions with multi-billion dollar diversified global companies, Mr. Plant provides to our Board valuable strategic insight and a deep understanding of complex operations as well as international business. He understands how to manage a company through economic cycles and major transactions. His strong background in finance and extensive knowledge and experience in all aspects of business bring to our Board valuable contributions and perspectives related to our operations and manufacturing, business development, mergers and acquisitions, financial performance and structure, legal matters and human capital management.

BUSINESS EXPERIENCE:

• Director of Jabil Inc.

• Chief Executive Officer (2019-2020) and Chair of the Board (2017-2020) of Arconic Inc.

• Director of Gates Industrial Corporation plc (2017-2019)

• TRW Automotive Holdings Corp.:

• Chair of the Board (2011-2015)

• President and Chief Executive Officer and Director (2003-2015)

• Co-member of the Chief Executive Office of TRW Inc. and the President and Chief Executive Officer of the automotive business of TRW Inc. (2001-2003)

• Director Emeritus of the Automotive Safety Council

MASCO 2023	PART I - CORPORATE GOVERNANCE

CLASS I DIRECTORS

(Term Expiring at the Annual Meeting in 2025)

Donald R. Parfet	Lisa A. Payne

AGE: 70	AGE: 64

DIRECTOR SINCE: 2012	DIRECTOR SINCE: 2006

POSITION: • Managing Director, Apjohn Group, LLC, a business development company, since 2000 • General Partner, Apjohn Ventures Fund, Limited Partnership, a venture capital fund, since 2003	POSITION: • The independent Chair of our Board • Former Vice Chair and Chief Financial Officer of Taubman Centers, Inc., a real estate investment trust

RELEVANT SKILLS AND EXPERIENCE:	RELEVANT SKILLS AND EXPERIENCE:

As an executive with responsibilities for numerous global businesses, Mr. Parfet brings extensive financial and operating experience to our Board, particularly in areas of financial and corporate staff management and senior operational practices for multiple global business units. His experience in business development and venture capital firms provides our Board with a valuable perspective on growth and strategy. He is also experienced in leading strategic planning, risk assessment, human capital management and financial planning and controls. His global operating experience, strong financial background and proven leadership capabilities are especially important to our Board’s consideration of product and geographic expansion and business development opportunities.

Ms. Payne provides leadership and executive management experience to our Board. She also possesses substantial financial, accounting and corporate finance expertise gained through her experience as Chief Financial Officer of Taubman Centers and as an investment banker. Her financial focus and proficiency helped guide Taubman Centers through the economic recession and increased shareholder value. She brings to our Board an understanding of growth strategy. In addition, Ms. Payne’s extensive experience in real estate investment, development and acquisition gives her an informed and thorough understanding of macroeconomic factors that may impact our business.

BUSINESS EXPERIENCE:	BUSINESS EXPERIENCE:

• Chair of the Board of Kelly Services, Inc. and Lead Independent Director of Rockwell Automation, Inc.

• Director of Iaso Therapeutics, Inc., a private company focused on the development of novel technologies for next-generation vaccines

• Chair of the Board of Sierra Oncology, Inc. (2017-2019)

• Senior Vice President, Pharmacia Corporation, a pharmaceutical company, from which he retired in 2000

• Served as a senior corporate officer of Pharmacia & Upjohn and The Upjohn Company, predecessors of Pharmacia Corporation

• Director and trustee of a number of charitable and civic organizations

• Director of Rockwell Automation, Inc.

• Director of Leaf Home Solutions LLC, a privately-held provider of technology-enabled home solutions

• Director of J.C. Penney Company (2016-2020)

• Chair of the Board of Soave Enterprises, LLC, a privately held diversified management and investment company (2016-2017)

• President of Soave Real Estate Group (2016-2017)

• Taubman Centers, Inc.:

• Vice Chair (2005-2016)

• Chief Financial Officer (2005-2015)

• Executive Vice President and Chief Financial and Administrative Officer (1997-2005)

• Director of Taubman Centers, Inc. (1997-2016)

• Investment banker, Goldman, Sachs & Co. (1987-1997)

PART I - CORPORATE GOVERNANCE	MASCO 2023

BOARD OF DIRECTORS

Our Board of Directors is committed to maintaining our high standards of ethical business conduct and corporate governance principles and practices.

Structure of our Board of Directors

Our Board of Directors is comprised of nine continuing directors and is divided into three classes. Each class has a term of three years and each year the term of office of one class expires. Each director will hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement or removal from office.

Our Board’s Leadership Structure

Ms. Lisa Payne was appointed as Chair of our Board on May 12, 2021. Ms. Payne has served on our Board since 2006, including as the Chair of our Audit Committee from 2015-2021 and as the Chair of our Governance Committee from 2021-2022.

Effective Oversight of our Company

The responsibilities, among others, of the independent Chair of our Board include:

•	presiding at Board meetings and at executive sessions of the independent directors;

•	communicating with our CEO to provide guidance and advice as well as feedback following executive sessions of our independent directors;

•	discussing with management and approving our Board’s meeting agendas and assuring that there is sufficient time for discussion of all agenda items;

•	in preparation for Board meetings, consulting with management on information to be provided to our Board;

•	overseeing the Board’s annual review of our strategic plan and its execution; and

•	calling meetings of our independent directors, as necessary.

Separation of our Chair of the Board and CEO Roles

Our Board believes that its current leadership structure is in the best interests of the Company and our shareholders at this time; however, our Board does not have a policy with respect to the separation of the roles of CEO and Chair. Our Board believes that this matter should be discussed and determined by our Board from time to time, based on all of the then-current facts and circumstances. If the roles of Board Chair and CEO are combined in the future, then a majority of our independent directors will elect a Lead Independent Director for a renewable one-year term.

Director Independence

Our Corporate Governance Guidelines require that a majority of our directors qualify as “independent” under the requirements of applicable law and the New York Stock Exchange’s listing standards.

Director Independence Standards

For a director to be considered independent, our Board must determine that the director does not have any direct or indirect material relationship with us. Our Board has adopted standards to assist it in making a determination of independence for directors. These standards are posted on our website at www.masco.com.

MASCO 2023	PART I - CORPORATE GOVERNANCE

Assessment of our Directors’ Independence

Our Board has determined that nine of our ten directors serving at December 31, 2022, including all of our non-employee directors, are independent. As an employee, Mr. Allman, our President and Chief Executive Officer, is not an independent director.

In making its independence determinations, our Board reviewed all transactions, relationships and arrangements for the last three fiscal years involving each non-employee director and the Company.

•

In evaluating Mr. O’Herlihy’s independence, our Board considered purchases and sales between us and his employer, Illinois Tool Works Inc. and its subsidiaries. In 2022, the aggregate amount of our purchases was approximately $490,000 and the aggregate amount of our sales was $15,000. Illinois Tool Works has reported revenue of $15.9 billion in 2022. Our Board does not believe that Mr. O’Herlihy has a material interest in these transactions.

•

In evaluating Ms. Denari’s independence, our Board considered our purchases of goods from her employer, Brunswick Corporation and its subsidiaries. In 2022, the aggregate amount of our purchases was approximately $170,000. Brunswick Corporation has reported revenue of $6.8 billion in 2022. Our Board does not believe that Ms. Denari has a material interest in these transactions.

Our Board also determined that we did not make any discretionary charitable contributions exceeding the greater of $1 million or 2% of the revenues of any charitable organization in which any of our directors, or an immediate family member of any of our directors, was an executive officer and actively involved in the day-to-day operations.

Committee Member Independence Assessment

Our Board has determined that each member of our Audit Committee, Compensation Committee and Governance Committee qualifies as independent under the requirements of applicable law and the New York Stock Exchange’s listing standards.

Board Refreshment

Our Governance Committee periodically assesses the composition of our Board by reviewing our directors’ skills and expertise and reviews current director tenure, including whether any vacancies are expected on our Board due to retirement or otherwise. From time to time, our Board completes a director skill-set analysis to provide our Governance Committee insight into our Board’s composition. The Committee uses this information to evaluate the skills and experience represented on our Board and to identify anticipated skills and experience that would be valuable to our Board in the future to best support our Company’s strategic objectives.

In 2022, our Governance Committee engaged a third party director recruitment firm to assist it with a director candidate search that resulted in our Board’s appointment of a new independent director, Ms. Aine Denari. Ms. Denari is the Executive Vice President and President of Brunswick Boat Group for Brunswick Corporation. She brings to our Board strong experience in and valuable perspectives on strategic growth, complex manufacturing operations, finance, technology and human capital management.

In addition, in 2022, following our Governance Committee’s review of Committee Chair assignments, the Board appointed Marie Ffolkes to be the new Chair of our Governance Committee. Ms. Ffolkes has served on our Board since 2017 and has served on each of our Audit Committee, Compensation Committee and Governance Committee.

PART I - CORPORATE GOVERNANCE	MASCO 2023

Board Membership and Composition

Board Membership

Our Governance Committee believes that directors should possess exemplary personal and professional reputations, reflecting high ethical standards and values. The expertise and experience of directors should provide a source of strategic oversight, advice and guidance to our management. A director’s judgment should demonstrate an inquisitive and independent perspective with intelligence and practical wisdom. Directors should be free of any significant business relationships which would result in a potential conflict in judgment between our interests and the interests of those with whom we do business. Each director should be committed to serving on our Board for an extended period of time and to devoting sufficient time to carry out the director’s duties and responsibilities in an effective manner for the benefit of our shareholders.

Our Governance Committee also considers additional criteria adopted by our Board for director nominees and the independence, financial literacy and financial expertise standards required by applicable law and by the New York Stock Exchange.

Board Composition

As part of its assessment of board composition and evaluation of potential director candidates, our Governance Committee considers whether our directors hold diverse viewpoints, professional experiences, education and other skills and attributes that are necessary to enhance our Board’s effectiveness. In addition, our Governance Committee believes that it is desirable for directors to possess diverse characteristics of gender, race, national origin, ethnicity and age, and considers such factors in its evaluation of candidates for board membership. Neither our Board nor our Governance Committee has adopted a formal Board diversity policy.

Director Candidate Recommendations

The Governance Committee uses a number of sources to identify and evaluate director nominees. It is the Governance Committee’s policy to consider director candidates recommended by shareholders. All Board candidates, including those recommended by shareholders, are evaluated against the criteria described above. shareholders wishing to have the Governance Committee consider a candidate should submit the candidate’s name and pertinent background information to our Secretary at the address stated below in “Communications with our Board of Directors.” Shareholders who wish to nominate director candidates for election to our Board should follow the procedures set forth in our Certificate of Incorporation and Bylaws.

MASCO 2023	PART I - CORPORATE GOVERNANCE

Board Self-Evaluation Process

Our Governance Committee is responsible for the oversight of our Board’s annual self-evaluation, including establishing evaluation criteria and reporting to the Board on the process and results of the evaluation and any recommendations for proposed changes. Our Board’s self-evaluation process includes the following components:

Survey:

Each year our directors undertake an anonymous self-evaluation to assess our Board’s performance. The directors provide feedback on:

•	The responsibilities of the Board, including the effectiveness of the Board’s oversight or strategy and risk;

•	Board meetings;

•	Board engagement with management; and

•	Board and Committee structure and composition

Periodically, our directors also undertake a board planning review and conduct a director skills and experience assessment. This assessment facilitates both the Board’s understanding of its current composition and director succession planning in order to ensure our Board’s future composition is best able to support our company’s strategic objectives.

Individual Discussions:

The Chair of our Board and the Chair of our Governance Committee review a summary of the self-evaluation results and each holds one-on-one discussions with our directors to discuss feedback on the topics included in the annual self-evaluation and to engage in in-depth discussions regarding the functions of the Board.

Review and Discussion:

Our Governance Committee discusses the self-evaluation results, including feedback from the individual discussions, and considers opportunities for enhancements and recommendations. The evaluation results and recommendations are then discussed by the full Board.

Consider Feedback:

Director feedback is considered by the Board and the Committees, and Board and Committee policies and practices are updated as appropriate.

PART I - CORPORATE GOVERNANCE	MASCO 2023

Risk Oversight

Our Board has a thorough approach to the oversight of our risk management practices, both directly and through its Committees. Our Board reviews and discusses with management comprehensive analyses describing the material risks facing us and the actions we are taking to mitigate these risks. Management provides updates regarding these risks and mitigation activities to the Board throughout the year, as necessary.

Our Board’s key risk oversight activities include:

Strategic risk oversight:

Each year our Board holds a strategy session in which management and our directors discuss how we are executing our current strategic objectives and developing our long-term strategy. In 2022, our Board’s strategy session included discussions with the General Managers of several of our business units. The session also included a discussion with a housing market expert and a financial advisory firm to provide our directors with an external perspective of us, our industry and macroeconomic factors that may impact us.

Enterprise risk oversight:

Each year our Board and management discuss our enterprise risk management profile and assessment, which includes financial, operational, legal, regulatory, ethics and compliance risks that are material to us.

Cybersecurity risk oversight:

Our Board oversees our cybersecurity risk. In 2022, our Board met three times with our Vice President, Information Technology and our Director, Enterprise Security to discuss our IT enterprise strategy execution, our enterprise cybersecurity program and how we are implementing cybersecurity compliance. Our Board also reviewed and discussed a report on cybersecurity risks, including as a result of geopolitical events and how we are managing those risks (which includes regular training of our employees).

Environmental, Social and Governance risk oversight:

Our Board oversees our ESG enterprise strategy, strategic initiatives and disclosure, and in 2022, our Board met twice with management to discuss these items, as well as our Corporate Sustainability Report. These discussions focused on our development of a carbon mitigation strategy, including the establishment of aspirational emission reduction targets and our plan to make progress towards those targets.

Our Board has delegated certain oversight responsibilities to our Board Committees, as follows:

Audit Committee:	Compensation Committee:	Governance Committee:
• Financial reporting • Internal controls over financial reporting • Legal and regulatory compliance • Ethics and compliance program • Risk disclosure • ESG data controls and verification

•  Executive compensation program and policies

•  CEO and executive management succession planning

•  Enterprise talent strategy, including leadership and future workforce

•  DE&I strategy, initiatives and goals

•  Governance structure

•  Board composition, including refreshment and diversity

•  Board self-evaluation process

•  Director orientation and continuing education

•  Governance trends and best practices

•  Political contributions

MASCO 2023	PART I - CORPORATE GOVERNANCE

Board Meetings and Attendance

Our Board held five meetings in 2022. Each director attended at least 75% of our Board meetings and applicable committee meetings that were held in 2022 during the period he or she served. It is our policy to encourage directors to attend our Annual Meeting of Stockholders, and all of our directors then in office attended our 2022 Annual Meeting. Our independent directors meet separately at least once per year. Ms. Payne, as the Chair of our Board, presides over these executive sessions.

Communications with our Board of Directors

If you are interested in contacting the Chair of our Board, an individual director, our Board as a group, our independent directors as a group, or a specific Board committee, you may send a communication, specifying the individual or group you wish to contact, in care of: Kenneth G. Cole, Secretary, Masco Corporation, 17450 College Parkway, Livonia, Michigan 48152. Certain communications that are unrelated to the duties and responsibilities of the Board will not be forwarded, such as: business solicitations; junk mail, mass mailings and spam; employment inquiries; and surveys.

PART I - CORPORATE GOVERNANCE	MASCO 2023

COMMITTEES OF OUR BOARD OF DIRECTORS

The standing committees of our Board are the Audit Committee, the Compensation Committee and the Governance Committee. These committees function pursuant to written charters adopted by our Board. The committee charters, as well as our Corporate Governance Guidelines and our Code of Ethics, are posted on our website at www.masco.com and are available to you in print from our website or upon request.

Audit Committee

Charles K. Stevens (Chair)	Mark R. Alexander	Aine L. Denari	John C. Plant	Reginald M. Turner

5 meetings in 2022

All members are independent and financially literate. Messrs. Stevens, Alexander and Plant and Ms. Denari each qualify as an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K.

Audit Committee responsibilities include assisting the Board in its oversight of the:

• integrity of our financial statements

• effectiveness of our internal controls over financial and other public reporting

• qualifications, independence, performance and remuneration of our independent auditors

• performance of our internal audit function

• compliance with legal and regulatory requirements, including our employees’ and directors’ compliance with our Code of Ethics

In addition, our Audit Committee reviews and discusses with management certain key financial and non-financial risks.

Audit Committee key activities in 2022:

•  reviewed and approved our 2021 Form 10-K

•  reviewed our Form 10-Qs

•  discussed with management quarterly updates on our internal controls over financial reporting

•  reviewed with management quarterly updates on ethics matters and fraud reporting

•  discussed with management certain risk management practices, including income tax matters and SEC rule-making and disclosure requirements

•  recommended to our Board updates to the Committee Charter to include responsibility for the review of our internal controls and procedures related to ESG public reporting

•  reviewed the performance of our internal and independent auditors

•  reviewed and approved our independent auditor’s 2023 integrated audit plan and service fees

•  reviewed and approved our 2023 internal audit annual operating plan

MASCO 2023	PART I - CORPORATE GOVERNANCE

Compensation and Talent Committee

Christopher A. O’Herlihy (Chair)	Mark A. Alexander	Marie A. Ffolkes	Donald R. Parfet	Reginald M. Turner

6 meetings in 2022

All members are independent

Our Compensation Committee is responsible for the following:

• the oversight of our executive compensation programs

• determining the goals and objectives applicable to the compensation of our CEO and evaluating our CEO’s performance in light of those goals

• reviewing our executive succession plan, including periodically reviewing our CEO’s evaluation and recommendation of a potential successor

• overseeing our talent management and leadership strategies, including DE&I strategies

• determining and administering equity awards granted under our stock incentive plan

• administering our annual and long-term performance compensation programs

• reviewing and establishing our peer group

In addition, our Compensation Committee evaluates risks arising from our compensation policies and practices and has determined that such risks are not reasonably likely to have a material adverse effect on us. Our executive officers and other members of management report to the Compensation Committee on executive compensation programs at our business units to assess whether these programs or practices expose us to excessive risk.

Compensation Committee key activities in 2022:

• reviewed and approved the incentive compensation paid to our executive officers for 2021 performance

• reviewed with management a pay-for-performance analysis of our CEO’s compensation as compared to our peer group and a comparison of our executive officers’ compensation to market survey data

• established the 2022 performance goals for our 2022 Annual Incentive Program, including an individual performance modifier for each executive officer, and performance goals for our 2022-2024 Long-Term Incentive Program

• recommended to our Board updates to the Committee Charter to include responsibility for overseeing our talent management and leadership strategies, including DE&I strategies

• discussed with management an organization and talent update and our talent strategy, including succession planning for our key executive and business unit leadership positions

• discussed with management our DE&I strategy and initiatives, including our human capital management disclosure included in our 2022 Form 10-K

• discussed with management and the Committee’s outside compensation consultant executive compensation trends

• reviewed with management our shareholder engagement activities

PART I - CORPORATE GOVERNANCE	MASCO 2023

Corporate Governance and Nominating Committee

Marie A. Ffolkes (Chair)	Aine L. Denari	Donald R. Parfet	Lisa A. Payne	John C. Plant

4 meetings in 2022

All members are independent

Our Governance Committee is responsible for the following:

• advising our Board on the governance structure and conduct of our Board

• developing and recommending to our Board appropriate corporate governance guidelines and policies

• Board succession planning, including reviewing our Board’s structure and composition and the tenure of our directors

• reviewing and reassessing the adequacy of the Company’s Political Contributions Policy, and annually review the Company’s political contributions

• reviewing the independence of our directors

• identifying and recommending qualified individuals for nomination and re-nomination to our Board

• recommending directors for appointment and re-appointment to Board committees

• reviewing and recommending to the Board our director compensation

Governance Committee key activities in 2022:

• reviewed the results of our Board’s 2022 self-evaluation

• engaged in board leadership succession planning, resulting in the Board’s selection of Marie Ffolkes as the new Chair of the Committee

• reviewed with management our shareholder engagement activities

• recommended to our Board an update to the Committee Charter to include responsibility for the periodic review of our Political Contributions Policy

• engaged in a director candidate search, resulting in the Board’s appointment of a new independent director, Aine Denari to our Board and oversaw her on-boarding

• discussed with management significant corporate governance trends

• reviewed 2021 political contributions in accordance with our Political Contributions Policy

MASCO 2023	PART I - CORPORATE GOVERNANCE

DIRECTOR COMPENSATION PROGRAM

Our non-employee directors receive the following compensation for service on our Board:

Compensation Element	Amount

Annual Cash Retainer	$130,000

Annual Equity Retainer (a)	Restricted stock units with a value of $160,000 that vest in three equal installments over three years

Annual Chair of the Board Cash Retainer	$200,000

Annual Committee Chair Cash Retainer	$25,000 for the Audit Committee $20,000 for the Compensation Committee $15,000 for the Governance Committee

Meeting Fee (b)	None

Stock Retention Guideline	Directors must retain at least 50% of the equity they receive from us until their service as a director concludes

Annual Equity Retainer (row a): In 2022, the annual equity retainer was paid in the form of restricted stock units granted under our Non-Employee Director Equity Program. Our Non-Employee Director Equity Program imposes a limit on the amount of equity a director may receive during a year of the greater of 25,000 restricted stock units or equity with a grant date value of $500,000.

Meeting Fee (row b): Our Board may approve the payment of meeting fees to directors serving on three or more standing committees or serving as members of a special committee constituted by our Board. No such fees were paid for 2022.

Other Compensation

Our non-employee directors may also receive the following benefits, which are available to all of our employees:

•

Matching gifts program under which we will match up to $5,000 of a director’s contributions to eligible 501(c)(3) tax-exempt organizations each year. Non-employee directors may participate in the matching gifts program until December 31 of the year in which their service as a director ends.

•	Employee purchase program under which a director may obtain rebates on certain of our products purchased for their personal use.

In addition, if space is available, a director’s spouse is permitted to accompany a director who travels on Company aircraft to attend Board or committee meetings.

Annual Review of our Director Compensation Program

Our Governance Committee reviews our director compensation program annually, including reviewing an analysis of the competitiveness of the program, and recommends any changes to our Board. In 2022, the Committee did not recommend any changes to the Board.

PART I - CORPORATE GOVERNANCE	MASCO 2023

DIRECTOR COMPENSATION TABLE

The following table reflects 2022 compensation paid to our directors who served on our Board in 2022, other than Mr. Allman, who is also a Company employee and receives no additional compensation for his service as a director.

2022 Director Compensation

Name	Cash Fees Earned ($)	Restricted Stock Units ($) (a)	All Other Compensation ($) (b)	Total ($)

Mark R. Alexander	130,000	159,861	—	289,861

Aine L. Denari	97,500	159,759	—	257,259

Marie A. Ffolkes	137,500	159,861	—	297,361

Christopher A. O’Herlihy	150,000	159,861	5,000	314,861

Donald R. Parfet	130,000	159,861	5,000	294,861

Lisa A. Payne	330,000	159,861	—	489,861

John C. Plant	130,000	159,861	—	289,861

Charles K. Stevens	155,000	159,861	—	314,861

Reginald M. Turner	130,000	159,861	—	289,861

Restricted Stock Units (column a): In May 2022, we granted 2,930 restricted stock units to each non-employee director serving on our Board. In addition, in July 2022, we granted Ms. Denari, whose service on our Board began in June 2022, 2,890 restricted stock units. The amounts reported in this column reflect the aggregate grant date fair value of the restricted stock units, calculated in accordance with accounting guidance. Directors realize the value of these grants over time because the vesting occurs pro rata over three years, and one-half of the restricted stock each of our directors receives as compensation must be retained until completion of their service on our Board.

All Other Compensation (column b): The amounts reported in this column reflect our contributions in 2022 to eligible tax-exempt organizations under our matching gifts program, as described above, for which directors receive no direct financial benefit.

Unvested Restricted Stock Units: The following table reports the unvested restricted stock units held on December 31, 2022 by each non-employee director who was serving on that date.

Director	Unvested Restricted Stock Units (#)

Mark R. Alexander	5,820

Aine L. Denari	2,890

Marie A. Ffolkes	5,820

Christopher A. O’Herlihy	5,820

Donald R. Parfet	5,820

Lisa A. Payne	5,820

John C. Plant	5,820

Charles K. Stevens	5,820

Reginald M. Turner	5,820

MASCO 2023	PART I - CORPORATE GOVERNANCE

RELATED PERSON TRANSACTIONS

Our Board of Directors has adopted a Related Person Transaction Policy that requires our Board or a committee of independent directors to approve or ratify any transaction involving us in which any director, director nominee, executive officer, 5% beneficial owner or any of his or her immediate family members has a direct or indirect material interest.

Related Persons Transaction Policy

Our policy covers:

•	financial transactions and arrangements;

•	indebtedness and guarantees of indebtedness; and

•	transactions involving employment.

Our policy excludes transactions determined by our Board not to involve a material interest of the related person, such as:

•	ordinary course of business transactions of $120,000 or less;

•	transactions in which the related person’s interest is derived from service as a director of another entity or ownership of less than 10% of another entity’s stock; and

•

transactions in which the related person’s interest is derived from service as a director, trustee or officer of a not-for-profit organization or charity that receives donations from us, which are made in accordance with our matching gifts program.

Assessing Related Person Transactions

Our policy requires directors, director nominees and executive officers to provide prompt written notice to our Secretary of any related transaction so it can be reviewed by our Governance Committee. If our Governance Committee determines that the related person has a direct or indirect material interest in the transaction, it will consider all relevant information to assess whether the transaction is in, or not inconsistent with, our best interests and the best interests of our shareholders. Our Governance Committee annually reviews previously-approved ongoing related transactions to determine whether the transactions should continue.

Related Persons Transactions for 2022

There are no transactions required to be described in this proxy statement.

PART I - CORPORATE GOVERNANCE	MASCO 2023

PROPOSAL 1: ELECTION OF CLASS II DIRECTOR NOMINEES

The term of office of our Class II Directors, who are Keith J. Allman, Aine L. Denari, Christopher A. O’Herlihy and Charles K. Stevens, expires at this meeting.

Our Board proposes the re-election of Mr. Allman, Ms. Denari, Mr. O’Herlihy and Mr. Stevens to serve as Class II Directors. The term of the Class II Directors elected at this Annual Meeting will expire at the Annual Meeting of Stockholders in 2026, or when their respective successors are elected and qualified.

Our Board expects that the persons named as proxy holders on the proxy card will vote the shares represented by each proxy for the election of each director nominee unless a contrary direction is given. If, prior to the meeting, a nominee is unable or unwilling to serve as a director, which our Board does not expect, the proxy holders may vote for an alternate nominee recommended by our Board, or our Board may reduce its size.

Information regarding each of our director nominees can be found above in “Director Nominees for Class II.”

Our Board recommends a vote FOR the election to our Board of Directors of each of the following Class II Director nominees:

Name	Director Since	Occupation

Keith J. Allman	2014	Our President and Chief Executive Officer, since 2014

Aine L. Denari	2022	Executive Vice President and President of Brunswick Boat Group, Brunswick Corporation, a manufacturer of marine products, since 2020

Christopher A. O’Herlihy	2013	Vice Chair of Illinois Tool Works Inc., a global diversified industrial manufacturer of specialized industrial equipment, consumables, and related service businesses, since 2015

Charles K. Stevens	2018	Retired Executive Vice President and Chief Financial Officer of General Motors Company, a global automotive company

The affirmative vote of a majority of the votes cast by shares is required for the election of directors. Abstentions and broker non-votes are not counted as votes cast, and therefore do not affect the outcome of the election. If an incumbent Director nominee fails to receive a majority of the votes cast, the Director is required to give his or her resignation to our Board. Our Board has 90 days after certification of the election results to decide whether to accept the Director’s resignation.

MASCO 2023	PART II - COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION PROGRAM HIGHLIGHTS

•

In 2022, in a challenging economic environment, we delivered sales growth and continued to execute our capital deployment strategy. Despite increased operational costs and fluctuations in consumer demand, our reported sales for the full year increased 4% to $8.7 billion, and we continued to return value to our shareholders by repurchasing approximately 16.6 million shares of our common stock and increasing our quarterly dividend by approximately 19%.

•

Our compensation program is designed to emphasize pay-for-performance. We make pay dependent on performance through traditional means, including an annual cash incentive, a long-term performance-based award, and stock options that vest over 3 years. In addition, and different from many other companies, we formulaically base the size of our annual restricted stock unit (“RSU”) award on delivered performance. If earned, this RSU award vests over 3 years.

•

Our performance did not result in a payout under our annual performance program. In 2022, our annual incentives were based on the financial metrics of operating profit, net sales, working capital as a percent of sales and an individual performance modifier based on individualized goals for each executive officer. We did not achieve the threshold level of achievement for our 2022 annual performance program, and as a result, our executive officers did not receive a cash bonus or an award of RSUs. While many companies grant RSUs each year without a direct link to company performance, our program requires executives to earn their RSU grant each year through annual performance.

•

Our 2020-2022 Long-term incentive program (“LTIP”) paid out at the maximum opportunity of 200%. For the three-year period of 2020-2022, our LTIP was based on the financial metrics of cumulative earnings per share (“EPS”) and a three-year average return on invested capital (“ROIC”). For each of these metrics, our performance exceeded 200% of our target, and our executive officers received a share award of the maximum performance payout of 200% of their respective target opportunity.

•

We continue to engage with shareholders and improve our compensation program. At last year’s Annual Meeting, our executive compensation program received 90% shareholder support, consistent with levels we have received in recent years. We continue to seek feedback from shareholders and, as appropriate, make adjustments to our program to ensure it remains aligned with long-term value creation.

PART II - COMPENSATION DISCUSSION AND ANALYSIS	MASCO 2023

OUR NAMED EXECUTIVE OFFICERS

This Compensation Discussion and Analysis (“CD&A”) covers the elements of compensation awarded to, earned by or paid to our named executive officers (who we generally refer to as our “executive officers”) during 2022 and focuses on the principles underlying the company’s executive compensation policies and decisions. The CD&A explains the compensation for the following individuals:

Name	Position

Keith J. Allman	President and Chief Executive Officer

John G. Sznewajs	Vice President, Chief Financial Officer

Richard A. O’Reagan	Group President

Jai Shah	Group President

Kenneth G. Cole	Vice President, General Counsel and Secretary

•

Mr. O’Reagan’s service as our Group President and as an executive officer of the Company concluded on December 31, 2022. He will remain employed with the Company until his retirement on or about June 30, 2023.

•	Mr. Sznewajs’ service as our Vice President, CFO will conclude upon his retirement on or about May, 31, 2023.

OUR 2022 PERFORMANCE COMPENSATION PROGRAMS

Based on our performance in 2022, our executive officers did not earn incentive compensation under our annual performance program, under which we pay cash bonuses and grant RSUs to our executive officers if we meet annual performance goals. Based on our performance over the 2020-2022 three-year period, our executive officers earned a stock award under our LTIP.

OUR EXECUTIVE OFFICERS’ PERFORMANCE-BASED TARGET COMPENSATION

The target compensation mix for our CEO and our other executive officers reflects our emphasis on long-term, performance-based compensation that incentivizes our executive officers to make strategic decisions that will strengthen our business and create long-term value for our stockholders. In 2022, 88% of our CEO’s target compensation and 75% of our other executive officers’ target compensation was performance-based, as shown in the graphs below.

MASCO 2023	PART II - COMPENSATION DISCUSSION AND ANALYSIS

PERFORMANCE COMPENSATION AWARDED UNDER OUR PROGRAMS

2022 ANNUAL PERFORMANCE PROGRAM					2020-2022 LTIP

Performance Metric	Metric Weight	Target	Actual Performance (as adjusted)	Performance Percentage	Performance Metric	Metric Weight	Target	Actual Performance (as adjusted)	Performance Percen tage

Operating Profit (in millions)	70%	$1,540	$1,334	0%	Cumulative EPS	60%	$8.44	$10.05	120%

Net Sales (in millions)	20%	$9,000	$8,712	0%	Return on Invested Capital	40%	41.0%	46.4%	80%

Working Capital as a Percent of Sales	10%	17.5%	18.7%	0%	Total Performance Percentage				200%
Total Performance Percentage				0%

•

See “Our 2022 Annual Performance Program” and “Our Long-Term Incentive Program” below for a discussion of the establishment of our performance metrics and goals and a description of our calculation of operating profit, net sales, working capital as a percent of sales, cumulative EPS and ROIC performance.

Based on this performance, our executive officers did not earn a cash bonus or restricted stock unit award under our 2022 annual performance program, but did earn a stock award under our 2020-2022 LTIP:

Name	Cash Bonus ($)	Restricted Stock Unit Award ($)	2020-2022 LTIP-Stock Award ($)	Total Performance Compensation ($)

Keith J. Allman	—	—	6,939,912	6,939,912

John G. Sznewajs	—	—	1,829,150	1,829,150

Richard A. O’Reagan	—	—	1,433,230	1,433,230

Jai Shah	—	—	1,325,766	1,325,766

Kenneth G. Cole	—	—	1,053,147	1,053,147

OTHER PERFORMANCE COMPENSATION WE PAID IN 2022

We grant stock options annually to our executive officers to align their long-term interests with those of our shareholders by reinforcing the goal of long-term share price appreciation. These stock options will provide value to our executive officers only if the price of our common stock increases above the option exercise price. In 2022, our Compensation Committee awarded the following stock options to our executive officers; these stock options will vest ratably over three years:

Name	Stock Options Awarded (#)	Stock Option Exercise Price ($ per share)	Value of Stock Options Awarded ($)

Keith J. Allman	166,630	59.15	2,442,962

John G. Sznewajs	47,660	59.15	698,743

Richard A. O’Reagan	30,820	59.15	451,852

Jai Shah	29,320	59.15	429,861

Kenneth G. Cole	22,640	59.15	331,925

•

The stock options reflected in this table were priced based on our closing stock price on February 8, 2022, the date of grant. The Value of Stock Options Awarded column shows the aggregate grant date fair value of the stock options awarded, calculated in accordance with accounting guidance.

PART II - COMPENSATION DISCUSSION AND ANALYSIS	MASCO 2023

Our compensation practices include:

✓

Long-Term Incentives—Our compensation programs are weighted toward long-term incentives. We give approximately equal weight to RSUs, stock options and our three-year incentive program, under which we grant performance-based restricted stock units (“PRSUs”).

✓

Annual Restricted Stock Units Granted Only When Earned—Our annual grant of RSUs is based on our executive officers’ target opportunities and the achievement of our performance goals under our annual performance program. While most companies grant RSUs each year without a direct link to company performance, our program requires executives to earn their RSU grant each year through annual performance.

✓	Long-Term Performance Program—A significant portion of our executive officers’ compensation opportunity is based on the achievement of three-year performance goals.

✓

Clawback Policy—If we restate our financial statements, other than as a result of changes to accounting rules or regulations, our clawback policy allows us to recover incentive compensation paid to our executives in the three-year period prior to the restatement, regardless of whether misconduct caused the restatement.

✓

Stock Ownership Requirements—We have minimum stock ownership requirements for our executive officers, including requiring our CEO to own stock valued at six times his base salary. As of December 31, 2022, each of our executive officers met his or her stock ownership requirement.

✓	Double-Trigger Vesting—We have double-trigger vesting of equity on a change in control.

✓	Tally Sheets and Risk Assessment—Our Compensation Committee uses tally sheets and oversees a risk assessment to evaluate whether our compensation programs present undue risk to us.

✓

Competitive Analysis—On an annual basis, our Compensation Committee reviews a market analysis of executive compensation paid by our peer companies and published survey data for comparably-sized companies.

✓	Limited Perquisites—We provide limited perquisites to our executive officers.

Our compensation practices do not include:

×	Excise Tax Gross-Ups—We eliminated the excise tax gross-up feature on all of the equity grants we have made since 2012.

×	Hedging or Pledging—Our policy prohibits executive officers and directors from hedging our stock and from making pledges of our stock.

×

Employment Agreements, Change in Control Agreement and Severance Agreements—We have no change in control agreements, contractual severance agreements or employment agreements providing for severance payments with our executive officers.

×	Option Repricing—Our equity plan prohibits the repricing of options without shareholder approval.

MASCO 2023	PART II - COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DECISIONS IN 2022

Our 2022 Annual Performance Program

Program Opportunities

We provide annual performance-based cash bonus and restricted stock unit opportunities to our executive officers to incentivize them to achieve rigorous annual performance goals and our strategic business objectives and to align our executive officers’ interests with those of our shareholders.

Our Compensation Committee establishes the cash bonus and restricted stock unit opportunities available to each executive officer as a percentage of the officer’s annual base salary. Under our annual performance program, if the threshold goal is not achieved, our executive officers do not earn a payout. If the maximum goal is exceeded, the payout percentage is capped at 200% of the target opportunity.

Our executive officers had the following target opportunities in 2022 under our annual performance program:

Name	Target Opportunity for Cash Bonus as a % of Annual Base Salary	Target Opportunity for Restricted Stock Units as a % of Annual Base Salary (a)

Keith J. Allman	150%	191.7%

John G. Sznewajs	75%	90%

Richard A. O’Reagan	75%	75%

Jai Shah	75%	75%

Kenneth G. Cole	65%	65%

Target Opportunity for Restricted Stock Units as a % of Annual Base Salary (column a): Mr. Allman’s target opportunity for restricted stock units as a percent of his annual base salary increased from 175% in 2021 to 191.7% in 2022. He did not receive a base salary increase in 2022. Mr. Sznewajs’ target opportunity for restricted stock units as a percent of his annual base salary increased from 75% in 2021 to 90% in 2022. Mr. Sznewajs also received a base salary increase of 3.25% in 2022. These target opportunity increases reflect Mr. Allman’s and Mr. Sznewajs’ positive impact on and contributions to our Company and align with market practice.

Performance Metrics

Our Compensation Committee selected the financial metrics of operating profit (weighted at 70%), net sales (weighted at 20%) and working capital as a percent of sales (weighted at 10%) for our 2022 annual performance program because it believed that improvement in these metrics would continue to reinforce our executive officers’ focus on revenue, profit growth and capital efficiency to drive shareholder value. Additionally, these metrics are easily derived from our audited financial statements, which our Compensation Committee believes provides transparency both for our shareholders (as requested from shareholders when we sought feedback) and our executive officers.

Our 2022 annual performance program also included an individual performance modifier component comprised of goals for each executive officer that include a Masco Operating System (our methodology to drive growth and productivity) goal, talent and DE&I goals and strategic initiative goals based on the executive officer’s area of responsibility. This component could increase or decrease the performance percentage achieved by each executive officer by up to 10% based on an assessment of that executive officer’s achievement of his or her individual performance goals.

We calculate the cash bonuses to be paid and restricted stock units to be granted to our executive officers under the annual performance program by multiplying each executive officer’s base salary by his or her target opportunity, multiplying that

PART II - COMPENSATION DISCUSSION AND ANALYSIS	MASCO 2023

result by the program performance percentage achieved, and multiplying that result by each executive officer’s individual performance modifier. The total payout for each executive officer is limited to 200% of target opportunity.

Base Salary	X	Target Opportunity	X	Financial Metrics	X	Individual Performance Modifier 90% - 110%	=	Annual Performance Percentage
Operating Profit: 70% + Net Sales: 20% + Working Capital: 10%

Program Targets and Achievement

Our performance targets are designed to be challenging, and our Compensation Committee has a robust process for establishing our targets, which includes reviewing our operating profit and revenue forecast for the year, taking into account analyst forecasts, shareholder expectations, and general economic and industry conditions. In 2022, we did not achieve performance levels for our financial metrics consistent with a payout under our annual performance program, and our executive officers did not earn cash bonuses or awards of restricted stock units under the program.

To calculate achievement of our operating profit performance target, we adjusted our 2022 reported operating profit of $1,297 million to exclude the effects of expense recognized due to restructuring and rationalization charges ($32 million) and foreign currency translation adjustments ($5 million). Our operating profit for purposes of the annual performance program was $1,334 million.

To calculate achievement of our net sales performance target, we adjusted our 2022 reported net sales of $8,680 million to exclude the effect of foreign currency translation adjustments ($32 million). Our net sales for purposes of the annual performance program was $8,712 million.

To determine achievement of our working capital as a percent of sales performance target, we define working capital as a percent of sales as a twelve-month average of our reported accounts receivable and inventories, less accounts payable, divided by our reported sales for the year. For 2022, our working capital as a percent of sales was 18.7%.

The Compensation Committee (in consultation with Mr. Allman for his direct reports) assessed each executive officer’s performance with respect to the individual performance modifier, but because we did not achieve performance levels for our financial metrics consistent with a payout under our annual performance program, the individual performance modifier had no impact on compensation paid under the program.

MASCO 2023	PART II - COMPENSATION DISCUSSION AND ANALYSIS

Our Long-Term Incentive Program

Program Opportunities

Our Compensation Committee believes a long-term incentive program provides a meaningful incentive for our executive officers to achieve long-term growth and profitability. Under our LTIP, PRSUs are granted to our executive officers at the beginning of each three-year performance period. This grant of PRSUs entitles our executive officers to receive shares of our stock if at least the threshold performance goals over the three-year period are achieved. If the threshold goals are not achieved, our executive officers do not earn a payout. If the maximum goals are exceeded, the payout percentage is capped at 200% of the target opportunity.

Our Compensation Committee establishes the LTIP opportunity available to each executive officer as a percent of the executive officer’s annual base salary at the beginning of each three-year performance period. Our executive officers had the following LTIP target opportunities under the 2020-2022 LTIP:

Name	Target Opportunity Under 2020-2022 LTIP as a % of Annual Base Salary

Keith J. Allman	167%

John G. Sznewajs	75%

Richard A. O’Reagan	75%

Jai Shah	75%

Kenneth G. Cole	65%

Performance Metrics

Our Compensation Committee selected a cumulative EPS metric and a three-year average ROIC metric for our LTIP program for three-year periods beginning in 2020. Our Compensation Committee believes that a combination of EPS and ROIC reinforces our executive officers’ focus on earnings, capital efficiency and consistent return on capital and further encourages our executive officers to make new, profitable investments. Our Compensation Committee established a weighting of 60% for EPS and 40% for ROIC.

Program Targets and Achievement

Our Compensation Committee established the following EPS and ROIC goals and corresponding payout percentages for the 2020-2022 LTIP performance period. These performance goals were consistent with our long-range business plan and required a high level of performance to achieve. For the three-year performance period of 2020-2022, we achieved 200% of each of our EPS goal and ROIC goal, resulting in an overall performance percentage of 200%.

PART II - COMPENSATION DISCUSSION AND ANALYSIS	MASCO 2023

To calculate achievement of our cumulative earnings per share performance target, we adjusted our income from continuing operations to exclude the after-tax effect of special and other non-recurring income and expenses and divided by adjusted average diluted common shares outstanding. Average diluted common shares outstanding for 2022 was increased to reflect the minimum number of common shares outstanding permitted under the LTIP during the performance period.

Under the 2020-2022 LTIP, we define ROIC as after-tax operating profit from continuing operations adjusted to exclude the effect of special charges and certain other non-recurring income and expenses, divided by adjusted invested capital. Adjusted invested capital includes shareholders’ equity, which we adjust to exclude the after-tax impact of certain special and other non-recurring income and expenses, plus short-term and long-term debt minus cash. For the calculation of ROIC for the 2020-2022 performance period, cash was adjusted for the final contributions we made to settle our qualified domestic defined benefit pension plans ($94 million), as this transaction was not anticipated at the time the ROIC goals were established.

Compensation Paid Under the 2020-2022 LTIP

The following table reflects the PRSUs granted to our executive officers at the beginning of the 2020-2022 three-year performance period, and the amount of stock earned by our executive officers at the end of the three-year period under the 2020-2022 LTIP. We calculated the number of shares earned by multiplying the number of PRSUs granted to each executive officer at the beginning of the three-year performance period by 200%, which was the performance percentage achieved. The value of the stock earned is based upon the number of shares issued on February 13, 2023, at the closing stock price of our common stock. Based on SEC rules, this component of our executive’s compensation was reflected in our 2020 Summary Compensation Table, the year in which the PRSUs were granted under the 2020-2022 LTIP, assuming the target award would be earned at the end of the three-year period.

Name	2020-2022 LTIP PRSU Target Grant (#)		Payout Percentage		2020-2022 LTIP- Stock Earned (#)		Stock Price on 2/13/2023 ($)		2020-2022 LTIP- Stock Earned ($)

Keith J. Allman	61,350	×	200%	=	122,700	×	56.56	=	6,939,912

John G. Sznewajs	16,170	×	200%	=	32,340	×	56.56	=	1,829,150

Richard A. O’Reagan	12,670	×	200%	=	25,340	×	56.56	=	1,433,230

Jai Shah	11,720	×	200%	=	23,440	×	56.56	=	1,325,766

Kenneth G. Cole	9,310	×	200%	=	18,620	×	56.56	=	1,053,147

PRSUs Granted Under the 2022-2024 LTIP

The following table reflects the PRSUs granted to our executive officers under the 2022-2024 LTIP. The amounts reflected in the PRSU Grant column are based upon the number of PRSUs granted on February 24, 2022, which we valued at $55.35 per share, the closing price of our stock on the grant date and rounded to the nearest ten shares, assuming the target award would be earned at the end of the three-year performance period. The actual number of shares of stock awarded, if any, will be determined after the three-year performance period concludes on December 31, 2024.

Name	Target Opportunity (a)		Base Salary as of 2/24/2022 ($)		Stock Price on 2/24/2022 ($)		2022-2024 LTIP PRSU Target Grant (#)

Keith J. Allman	191.7%	×	1,274,353	÷	55.35	=	44,140

John G. Sznewajs	90%	×	776,417	÷	55.35	=	12,620

Richard A. O’Reagan	75%	×	602,420	÷	55.35	=	8,160

Jai Shah	75%	×	573,200	÷	55.35	=	7,770

Kenneth G. Cole	65%	×	510,630	÷	55.35	=	6,000

MASCO 2023	PART II - COMPENSATION DISCUSSION AND ANALYSIS

Target Opportunity (column a): Mr. Allman’s target opportunity for restricted stock units as a percent of his annual base salary increased from 175% in 2021 to 191.7% in 2022. He did not receive a base salary increase in 2022. Mr. Sznewajs’ target opportunity for restricted stock units as a percent of his annual base salary increased from 75% in 2021 to 90% in 2022. Mr. Sznewajs also received a base salary increase of 3.25% in 2022. These target opportunity increases reflect Mr. Allman’s and Mr. Sznewajs’ positive impact on and contributions to our Company and align with market practice.

Stock Options Granted in 2022

We grant stock options annually to our executive officers. The value of the stock option grants approximates the restricted stock unit target opportunity for each executive officer under our annual performance program. Our Compensation Committee believes that stock options are an important component of our executive compensation program because they align our executive officers’ long-term interests with those of our shareholders. Because stock options only confer actual value if our stock price appreciates between the grant date and the exercise date, we believe they reinforce the goal of long-term share price appreciation. In 2022, our Compensation Committee awarded to our executive officers the following stock options that vest in equal installments over three years:

Name	Stock Options Awarded (#)	Stock Option Exercise Price ($)	Value of Stock Options Awarded ($) (a)

Keith J. Allman	166,630	59.15	2,442,962

John G. Sznewajs	47,660	59.15	698,743

Richard A. O’Reagan	30,820	59.15	451,852

Jai Shah	29,320	59.15	429,861

Kenneth G. Cole	22,640	59.15	331,925

Value of Stock Options Awarded (column a): The stock options reflected in this table were priced based on our closing stock price on February 8, 2022, the date of grant. This column shows the aggregate grant date fair value of the stock options awarded, calculated in accordance with accounting guidance.

Other Components of our Executive Compensation Program

Base Salary

We pay our executive officers a base salary to provide each of them with a minimum, base level of cash compensation. In determining the base salary adjustments for our executive officers, our Compensation Committee conducts a review with our CEO of the performance and contributions of our executive officers in the prior year. In addition, in consultation with Semler Brossy Consulting Group, LLC (“Semler Brossy”), the Committee’s outside compensation consultant, it considers market survey data in published executive compensation surveys for companies with annual revenues similar to ours and significant changes in the scope and complexity of the executive officer’s role.

Based on our Compensation Committee’s review and analysis, our Compensation Committee approved the following base salary increases in 2022, which are competitively positioned and targeted to the median of our peer group:

Name	Previous Base Salary ($)	Salary Increase Percentage	Current Base Salary ($)

Keith J. Allman	1,274,353	0.00%	1,274,353

John G. Sznewajs	776,417	3.25%	801,651

Richard A. O’Reagan	602,420	3.00%	620,493

Jai Shah	573,200	3.25%	591,829

Kenneth G. Cole	510,630	3.75%	529,779

PART II - COMPENSATION DISCUSSION AND ANALYSIS	MASCO 2023

Perquisites and Other Compensation

We offer a limited number of perquisites to our executive officers, as follows:

•

Personal use of our Company aircraft, which we maintain for business purposes. Our Compensation Committee has evaluated our policies and valuation practices for such personal use, and our Board has requested that our CEO use our aircraft for both business and personal travel, with personal travel subject to certain value and geographic usage limitations. We may occasionally permit other executive officers to use our aircraft for personal travel.

•	An estate and financial planning program to assist in financial planning and tax preparation. This program provides up to $10,000 of services per year.

•	Relocation benefits, which may include reimbursement for certain moving and temporary living expenses and incidental costs, and travel allowances.

Retirement Programs

We maintain the following defined contribution retirement plans for all of our employees, including our executive officers:

•	401(k) Savings Plan: Our 401(k) Savings Plan is a tax-qualified plan that includes a matching and profit sharing component, if applicable.

•

Benefits Restoration Plan (“BRP”): Our BRP enables all of our highly-compensated employees to obtain the full financial benefit of the 401(k) Savings Plan, notwithstanding various limitations imposed on the plan under the Internal Revenue Code (the “Code”).

Our executive officers may also be entitled to receive benefits under the following non-qualified frozen defined benefit plans:

•	Masco Corporation Benefit Restoration Plan (“BRP”); and

•	Supplemental Executive Retirement Plan (“SERP”). Mr. Sznewajs is the only current executive officer eligible to receive benefits under the SERP.

In 2010, we froze accruals in all of the defined benefit plans offered to our U.S. employees. Consequently, the pension benefits ultimately payable to executive officers are essentially fixed, although Mr. Sznewajs’ vesting in the frozen accrued SERP benefit continued after the plan was frozen. Mr. Sznewajs is now fully vested in his frozen SERP benefit.

OUR EXECUTIVE COMPENSATION PROGRAM HIGHLIGHTS

We Provide Long-Term Equity Incentives to Align the Interests of Our Executive Officers With Our Shareholders

•	Awards of performance-based restricted stock units and stock options are important components of our executive officers’ compensation.

•

Beginning with grants made in 2020, our restricted stock units and stock options vest in equal installments over three years. Grants of restricted stock awards and stock options made prior to 2020 vest in equal installments over five years.

•

A significant portion of our executive officers’ compensation opportunity is based on the achievement of two three-year performance goals, EPS and ROIC, under our LTIP. PRSUs are granted to our executive officers at the beginning of each three-year performance period and may entitle our executive officers to receive shares of our stock if we achieve performance goals over the three-year period.

•

Upon retirement of our executive officers, equity awards generally continue to vest over the remaining vesting period, so that our performance will continue to impact them financially even after they retire.

MASCO 2023	PART II - COMPENSATION DISCUSSION AND ANALYSIS

We Can Clawback Incentive Compensation

If we restate our financial statements, other than as a result of changes to accounting rules or regulations, our Compensation Committee may clawback or recover executive incentive compensation that was paid or granted in the three-year period prior to the restatement, regardless of whether misconduct caused the restatement. We will revise our policy to comply with the Dodd-Frank clawback policy requirements once the rule is finalized by the New York Stock Exchange.

We Require Minimum Levels of Stock Ownership by Our Executives

•	Our executive officers are required to maintain a substantial investment in our common stock within three years of becoming subject to them.

•	Our Compensation Committee reviews our executive officers’ ownership of our common stock annually to ensure compliance with our stock ownership guidelines.

•	Direct stock holdings, unvested restricted stock awards and unvested restricted stock units (but not unvested PRSUs or stock options) are counted toward satisfaction of the requirement.

As of December 31, 2022, when the closing price of our common stock was $46.67, each of our executive officers met the stock ownership requirement.

	Minimum Stock Ownership Requirements		Actual Ownership

Name	Multiple of Base Salary	Multiple Expressed in Dollars as of 12/31/2022 ($)	Multiple of Base Salary	Value of Shares Held by Executive as of 12/31/2022 ($)

Keith J. Allman	6	7,646,118	10.2	12,988,028

John G. Sznewajs	3	2,404,953	12.8	10,247,892

Richard A. O’Reagan	2	1,240,986	5.6	3,495,303

Jai Shah	2	1,183,658	4.0	2,355,948

Kenneth G. Cole	2	1,059,558	6.3	3,354,640

Our Equity Awards Have Double-Trigger Change of Control Provisions

Upon a change of control of our Company, our unvested equity awards will vest only if the recipient of the award:

•	is terminated from employment at the time of the change in control or within two years after the change in control;

•	terminates employment for good reason (for example, if his or her job duties have been significantly diminished); or

•	does not receive comparable replacement awards by the acquiring company.

Our Compensation Committee Oversees an Annual Compensation Risk Evaluation

Our Compensation Committee’s risk assessment of our compensation programs focuses on the program components and analyzes whether those components present undue risk to us and on our material business risks and their potential impact on our compensation programs. Based on the 2022 risk assessment, the Compensation Committee has concluded that our programs do not encourage excessive risk taking.

PART II - COMPENSATION DISCUSSION AND ANALYSIS	MASCO 2023

Our Compensation Programs Encourage Executive Retention and Protect Us

We believe our compensation programs, including the terms and conditions of our equity plan, improve our retention of our executive officers and also reduce the potential that executive officers might engage in post-termination conduct that would be harmful to us. The terms of our equity awards provide that our executive officers:

•	forfeit unvested awards of restricted stock and restricted stock units, stock options and PRSUs if their employment terminates prior to being retirement eligible under the applicable award agreement;

•	may only exercise vested options for a limited period of time following termination; and

•	may not engage in competitive activities with us while they are a holder of the award and for a period of one year thereafter.

We Prohibit Excise Tax Gross-Up Payments

Our Board has adopted a policy prohibiting excise tax gross-up payments, except for such payments committed to in our frozen SERP agreements entered into prior to 2012. The only tax equalization gross-up payments we provide to our employees are those made in connection with reimbursement of relocation or foreign expatriate expenses incurred at our request.

We Prohibit Hedging and Pledging

Our anti-hedging and anti-pledging policy prohibits our directors, executive officers and all other employees subject to our regular quarterly blackout periods from engaging in hedging our Company’s securities. Additionally, such individuals are prohibited from making any purchases of our securities on margin or from pledging our securities as collateral for a loan, unless the arrangement is preapproved by our Governance Committee for any applicable employee or by our Board for any director. Our Governance Committee has not approved any such transactions.

We Do Not Have Employment Agreements, Change in Control Agreements or Severance Agreements

Our executive officers do not have employment agreements and are “at-will” employees who may be terminated at our discretion. Our executive officers also do not have change in control or severance contracts, although, at our discretion, we may enter into severance arrangements or arrangements for an executive officer’s service following termination of employment. Such arrangements may include continued vesting of equity awards that would otherwise be forfeited, as well as provisions restricting competitive activities following termination and a release of any claims. For further discussion regarding change in control, see “Payment Upon Change In Control” below.

OUR ANNUAL COMPENSATION REVIEW PROCESS

We review and make decisions regarding the amount of eligible annual restricted stock units, cash bonus payments and LTIP PRSU grants early in the applicable performance period. We believe that considering these elements of compensation together with our stock option grants gives us a strong foundation for establishing our performance criteria and opportunity levels for the performance period. This approach enables our Compensation Committee to holistically consider our executive officers’ compensation mix and to consider the inputs gathered through our annual talent management review.

Annual Management Talent Review and Development Process

Our annual management talent review and development process is used by our Compensation Committee and our CEO in making compensation decisions and for succession planning purposes. As part of this process, our CEO provides our Compensation Committee with an assessment of each executive who reports to him. The assessment includes an evaluation of each executive’s performance, development, progress and potential for advancement, and considers

MASCO 2023	PART II - COMPENSATION DISCUSSION AND ANALYSIS

market demand for the executive’s skill set. Our Compensation Committee also receives information, analyses and recommendations from our Vice President, Chief Human Resource Officer. While our Compensation Committee gives significant weight to the evaluations by our CEO, the final determination of compensation to be paid to our executive officers, including our CEO, rests solely with our Compensation Committee.

Compensation Data Considered by our Compensation Committee

Pay-for-Performance Alignment

Our Compensation Committee reviews the overall pay-for-performance alignment of our CEO’s compensation compared to our peer group over a three-year period. During 2022, our Compensation Committee reviewed data showing that our total shareholder return was at the 77th percentile of our peers for the three-year period ended December 31, 2021. Our CEO’s realizable compensation was at the 63rd percentile of our peer group during this three-year period. We defined realizable compensation as the sum of salary, actual cash bonus payments and the value of equity awards based on our stock price as of December 31, 2021.

Market Data

We believe understanding market data allows us to attract and retain the talent we need, while enabling us to manage our compensation expense. Our Compensation Committee reviews compensation for each of our executive officers with compensation information disclosed in the proxy statements of our peer group, along with AonHewitt’s, Mercer’s and Willis Towers Watson’s published compensation surveys. When we achieve targeted levels of performance, our executive compensation program seeks to provide total target compensation (base salary, target annual bonus and the target value of long-term incentives) at approximately the median compensation level provided to executives in comparable positions at these companies. While our Compensation Committee generally targets total compensation for each executive officer at the median, it considers other factors, such as performance, the officer’s roles and responsibilities and the length of time the officer has served in the current position.

Tally Sheets

Finally, our Compensation Committee reviews a tally sheet that summarizes the various components of total compensation for our executive officers and other members of management. The tally sheet includes base salary, salary earned, annual equity award and cash bonus payment, LTIP payout, stock options, dividends on unvested restricted stock, and our costs for perquisites and other benefits, including the annual costs under retirement plans. The tally sheet allows our Compensation Committee to compare an executive officer’s compensation with the compensation of our other executive officers as part of its consideration of internal and external pay competitiveness. Amounts actually realized by an executive officer from prior equity grants are not necessarily a factor in establishing current compensation, although, the current value of outstanding equity awards may be considered by our Compensation Committee when assessing pay competitiveness.

PART II - COMPENSATION DISCUSSION AND ANALYSIS	MASCO 2023

Our Peer Group

Given the many and diverse businesses we operate, the composition of an appropriate peer group is challenging. Our Compensation Committee annually considers the composition of our peer group and believes that our current peer group reflects the companies we compete with for executive talent and that have a range of annual revenues and business and operational characteristics similar to ours. The current peer group is reflected in the following table:

Dover Corporation	PPG Industries, Inc.

Fortive Corp.	RPM International Inc.

Fortune Brands Innovations, Inc.	Snap-on Incorporated

Illinois Tool Works Inc.	Stanley Black & Decker, Inc.

Leggett & Platt, Incorporated	The Sherwin-Williams Company

Mohawk Industries, Inc.	Trane Technologies plc

Newell Rubbermaid Inc.	Whirlpool Corporation

Owens Corning	Xylem Inc.

Pentair plc

Retention of Discretion by our Compensation Committee

Our approach to executive compensation emphasizes corporate rather than individual performance, reflecting our operating strategy that encourages collaboration and cooperation among our businesses and corporate functions. We believe that the effectiveness of our executive compensation programs requires not only objective, formula-based arrangements but also the exercise of discretion and sound business judgment by our Compensation Committee. Accordingly, our Compensation Committee retains discretion to adjust the mix of cash and equity compensation, adjust the mix of restricted stock units and stock options awarded and offer different forms of equity-based compensation.

In addition to granting restricted stock units based on prior year performance, our Compensation Committee also has the discretion to award time-based restricted stock units to our executive officers, other than our CEO, if it determines that an executive officer has made outstanding individual contributions during the prior year. The total value of these awards cannot exceed 20% of the combined annual base salaries of the executive officers (excluding the salary of our CEO). No discretionary awards were made in 2022.

Outside Compensation Consultant

Our Compensation Committee has engaged Semler Brossy as its compensation consultant. Semler Brossy was chosen by our Compensation Committee based on its deep experience in the area of executive compensation and its creative and proactive approach in analyzing executive compensation practices and programs. During 2022, Semler Brossy attended Compensation Committee meetings, met with our Compensation Committee in executive sessions without our executive officers or other members of management and met individually with our Compensation Committee members and our Compensation Committee Chair. Semler Brossy advised our Compensation Committee on its overall implementation of our compensation objectives, on our peer group, on director compensation practices and on the compensation for our executive officers, including performing a competitive analysis of CEO and CFO pay levels within our peer group, as well as for similarly situated companies outside of that group. After considering the factors promulgated by the SEC for assessing the independence of its advisers, our Compensation Committee has determined that the work of Semler Brossy has not raised any conflict of interest.

TAX TREATMENT

Pursuant to the Tax Cuts and Jobs Act, compensation in excess of $1 million paid to our executive officers generally will not be deductible unless the compensation qualifies for certain transition relief.

MASCO 2023	PART II - COMPENSATION DISCUSSION AND ANALYSIS

ACCOUNTING CONSIDERATIONS

Our Compensation Committee considers the accounting treatment of various elements of our executive compensation program. We issue stock-based incentives in various forms to our executive officers. Outstanding stock-based incentives were in the form of restricted stock units, performance restricted stock units, stock options and restricted stock awards. We follow the FASB ASC Topic 718 for our stock-based compensation awards. We measure compensation expense for restricted stock units and restricted stock awards at the market price of our common stock at the grant date. We measure compensation expense for performance restricted stock units at the expected payout of the awards. We measure compensation expense for stock options using a Black-Scholes option pricing model.

PART II - COMPENSATION DISCUSSION AND ANALYSIS	MASCO 2023

COMPENSATION COMMITTEE REPORT

The Compensation and Talent Committee, which is responsible for overseeing the Company’s executive compensation programs, has reviewed and discussed the Compensation Discussion and Analysis with management. Based on our review and discussion, the Compensation and Talent Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Masco Corporation’s proxy statement.

Compensation Committee

Christopher A. O’Herlihy, Chair

Mark R. Alexander

Marie A. Ffolkes

Donald R. Parfet

Reginald M. Turner

MASCO 2023	PART II - COMPENSATION DISCUSSION AND ANALYSIS

PROPOSAL 2: ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We are seeking your advisory vote approving the compensation paid to our named executive officers. We believe the structure of our executive compensation programs, as described in the Compensation Discussion and Analysis in this Proxy Statement, promotes the long-term interests of our stockholders by attracting and retaining talented executives and motivating them to achieve our strategic business objectives and drive long-term value for our stockholders.

At our 2022 Annual Meeting, we submitted a non-binding advisory proposal to our stockholderss to approve the compensation paid to our executive officers (a “say-on-pay proposal”). Approximately 90% of the votes cast on our say-on-pay proposal approved the compensation paid to our executive officers. We believe that this strong approval resulted from our continued focus on pay-for-performance.

Our Board recommends a vote FOR the following resolution providing an advisory approval of the compensation paid to our named executive officers:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the related materials disclosed in this proxy statement, is hereby approved.

Although the vote on this proposal is advisory and non-binding, our Compensation Committee and our Board will review and consider the result of the vote when making future determinations regarding our executive compensation programs. Depending on the results of Proposal 3, we will hold the next advisory vote on compensation of our named executive officers in 2024, 2025 or 2026.

The affirmative vote of a majority of the votes cast by shares entitled to vote thereon is required for the approval of the foregoing resolution. Abstentions and broker non-votes are not counted as votes cast, and therefore do not affect the outcome of the vote on this proposal.

PART II - COMPENSATION DISCUSSION AND ANALYSIS	MASCO 2023

PROPOSAL 3: ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION

We are also seeking your input with respect to the frequency of future stockholder advisory votes on compensation paid to our named executive officers. In particular, we are asking whether the advisory vote that is the subject of Proposal 2 should occur every 1, 2 or 3 years.

Our Board believes at this time that an annual advisory vote on the compensation of our named executive officers is appropriate. An annual advisory vote will allow us to continue to obtain information on stockholders’ views of the compensation of our named executive officers on a current and consistent basis. We also believe that an annual advisory vote will provide our Compensation Committee and our Board with more direct input from stockholders on our executive compensation policies, practices and procedures.

When voting on this Proposal you will have the option to choose whether to approve holding future advisory votes on the compensation of our named executive officers every 1, 2 or 3 years, or to abstain entirely from voting on the matter. If a frequency (1, 2 or 3 years) receives a majority of the votes cast by shares entitled to vote thereon, it will be deemed to be the frequency of the advisory vote on the compensation of our named executive officers recommended by stockholders. If no frequency receives a majority, the frequency that receives the plurality of votes cast will be deemed to be the frequency of the advisory vote. Abstentions and broker non-votes are not counted as votes cast, and therefore do not affect the selection of frequency on the outcome. The vote on this proposal is advisory and is not binding; however, our Board will carefully consider the voting results when deciding when to call for the next advisory vote on executive compensation.

For the reasons discussed above, our Board recommends a vote for the selection of “1 YEAR” as the frequency with which stockholders will vote on executive compensation.

We will hold the next advisory vote on the frequency of advisory votes on executive compensation of our named executive officers in 2029.

MASCO 2023	PART III - COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

The following table reports compensation earned during the years indicated by Mr. Allman, our principal executive officer, Mr. Sznewajs, our principal financial officer, and Messrs. O’Reagan, Shah and Cole, our three other most highly compensated executive officers in 2022. We refer to the individuals listed in the table collectively as our “executive officers.”

2022 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($)

Keith J. Allman President and Chief Executive Officer	2022	1,274,354	2,443,149	2,442,962	—	—	100,763	6,261,228
	2021	1,274,354	6,043,341	2,230,172	3,268,700	—	594,207	13,410,774
	2020	1,291,969	6,309,617	2,062,316	3,823,059	93,883	421,097	14,001,941

John G. Sznewajs Vice President, Chief Financial Officer (a)	2022	795,442	698,517	698,743	—	—	20,500	2,213,202
	2021	769,190	1,556,085	559,891	995,800	—	191,953	4,072,919
	2020	756,879	1,663,082	550,100	1,119,833	1,099,010	155,648	5,344,552

Richard A. O’Reagan Group President (b)	2022	616,056	451,656	451,852	—	—	27,938	1,547,502
	2021	598,177	1,249,736	438,631	811,200	—	156,391	3,254,135
	2020	592,956	1,303,400	425,994	877,311	8,508	121,586	3,329,755

Jai Shah Group President	2022	587,256	430,070	429,861	—	—	29,300	1,476,487
	2021	565,344	1,159,015	405,560	753,500	—	137,874	3,021,293
	2020	548,234	1,205,048	393,874	811,125	46,695	112,653	3,117,629

Kenneth G. Cole Vice President, General Counsel and Secretary	2022	525,081	332,100	331,925	—	—	30,500	1,219,606
	2021	507,036	890,184	322,271	567,600	—	128,532	2,415,623
	2020	502,622	957,430	312,986	644,486	24,163	93,852	2,535,539

Row (a): Mr. Sznewajs’ service as our Vice President, Chief Financial Officer will conclude upon his retirement on or about May 31, 2023.

Row (b): Mr. O’Reagan’s service as our Group President and as an executive officer of the Company concluded on December 31, 2022. He will remain employed with the Company until his retirement on or about June 30, 2023.

Salary (column b): Salary includes amounts voluntarily deferred by each executive officer as salary reductions under our 401(k) Savings Plan.

PART III - COMPENSATION OF EXECUTIVE OFFICERS	MASCO 2023

Stock Awards (column c): This column reports both grants of restricted stock units for the applicable performance year, grants of PRSUs made in 2022 under our LTIP and any other grants of stock, if applicable, as follows:

2022 STOCK AWARDS

Name	Restricted Stock Units ($)	Performance-Based Restricted Stock Units ($)	Total ($)

Keith J. Allman	—	2,443,149	2,443,149

John G. Sznewajs	—	698,517	698,517

Richard A. O’Reagan	—	451,656	451,656

Jai Shah	—	430,070	430,070

Kenneth G. Cole	—	332,100	332,100

•

The amounts reflected in the Restricted Stock Units column above and in the Stock Awards column (c) of the Summary Compensation Table are the estimated grant date fair value of the award opportunity for the applicable performance year, even though the award is not granted until the following year. Although the SEC rules require the estimated fair value to be based on the probable outcome of the performance or service award at the grant date, the Stock Awards column (c) reflects the actual awards for the 2022, 2021 and 2020 performance year, as applicable, since the grant date for the award occurred when the award was actually determined in early 2023, 2022 and 2021, respectively. The threshold, target and maximum dollar values applicable to 2022 performance are reported in the 2022 Grants of Plan-Based Awards Table below. Our executive officers realize the value of awards upon vesting, when the shares are issued. Restricted stock units vest in three equal installments over a three-year vesting period following the grant date.

•

The amounts reflected in the Performance-Based Restricted Stock Units column above and in the Stock Awards column (c) of the Summary Compensation Table for 2022 are based upon the number of PRSUs granted on February 24, 2022 under our LTIP, which we valued at $55.35 per share, the closing price of our stock that day, and assuming the target award would be earned at the end of the three-year performance period under our LTIP. The value of the award at the grant date assuming that the maximum goal under our LTIP is achieved or exceeded, is: $4,886,298 for Mr. Allman; $1,397,034 for Mr. Sznewajs;$903,312 for Mr. O’Reagan; $860,140 for Mr. Shah; and $664,200 for Mr. Cole. The actual number of shares of stock awarded, if any, will be determined after the three-year performance period concludes on December 31, 2024.

Option Awards (column d): This column reports the aggregate grant date fair value of stock options, calculated in accordance with accounting guidance. In determining the grant date fair value of stock options, we used the same assumptions that can be found in the notes to our financial statements included in our Annual Report on Form 10-K for the corresponding year. These amounts do not correspond to the actual value the executive officer will realize, which will depend on overall market conditions, the future performance of our common stock and the timing of exercise of the option.

Non-Equity Plan Incentive Compensation (column e): The amounts reported in this column reflect the annual performance-based cash bonuses that were earned for the year indicated, based on the achievement of performance targets as described in the CD&A above.

Change in Pension Value & Nonqualified Deferred Compensation Earnings (column f): This column reports changes in the sum of year-end pension values, which reflect actuarial factors and variations in interest rates used to calculate present values. Increases in pension values do not represent increased benefit accruals, since benefits in our domestic defined benefit plans were frozen effective January 1, 2010. These values were obtained by comparing the present value of accumulated benefits for December 31 of the year indicated (shown for 2022 in the “2022 Pension Plan Table”) to the comparable amount for the prior year. We calculated the pension values for each of 2022, 2021 and 2020, as applicable, using the same assumptions that can be found in the notes to our financial statements included in our Annual Report on Form 10-K for the corresponding years. The executive officers did not have any above-market earnings under any of the plans in which they participate. The 2022 Summary Compensation Table shows no increases for 2022 and 2021, since all values decreased due to the effect of rising interest rate assumptions used in the calculations.

MASCO 2023	PART III - COMPENSATION OF EXECUTIVE OFFICERS

All Other Compensation (column g): We provided our executive officers with the following other benefits in 2022:

2022 ALL OTHER COMPENSATION

Name	Profit Sharing and 401(k) Matching Contributions ($)	Financial Planning Expense ($)	Personal Use of Company Aircraft ($)	Total ($)

Keith J. Allman	20,500	10,000	70,263	100,763

John G. Sznewajs	20,500	—	—	20,500

Richard A. O’Reagan	20,500	7,438	—	27,938

Jai Shah	20,500	8,800	—	29,300

Kenneth G. Cole	20,500	10,000	—	30,500

•

The amounts reflected in the Profit Sharing and 401(k) Matching Contributions column include contributions under the 401(k) Savings Plan and the portions of the Benefit Restoration Plan applicable to that plan. Our executive officers did not receive a profit sharing contribution for 2022.

GRANTS OF PLAN-BASED AWARDS

The following table provides information about:

•	the potential payouts available to our executive officers under our 2022 annual performance-based cash bonus and restricted stock unit award opportunity;

•	the potential payouts available to our executive officers under our 2022-2024 LTIP;

•	the grants of PRSUs we made in 2022 under our 2022-2024 LTIP; and

•	the grants of stock options we made in 2022.

Our CD&A above describes our annual performance-based cash bonus and restricted stock unit award opportunities, performance targets, our LTIP and grants of stock options.

2022 GRANTS OF PLAN-BASED AWARDS

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (a) (#)	Exercise or Base Price of Option Awards ($ Per Share)	Grant Date Fair Value of Stock and Option Awards ($) (b)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Threshold ($)	Target ($)	Maximum ($)

Keith J. Allman	N/A-1	764,612	1,911,530	3,823,060
	2/24/2022				—	44,140	88,280				44,140			2,443,149
	N/A-2							977,174	2,442,935	4,885,870
	2/8/2022											166,630	59.15	2,442,962

John G. Sznewajs	N/A-1	240,495	601,238	1,202,476
	2/24/2022				—	12,620	25,240				12,620			698,517
	N/A-2							288,594	721,486	1,442,972
	2/8/2022											47,660	59.15	698,743

Richard A. O’Reagan	N/A-1	186,148	465,370	930,740
	2/24/2022				—	8,160	16,320				8,160			451,656
	N/A-2							186,148	465,370	930,740
	2/8/2022											30,820	59.15	451,852

Jai Shah	N/A-1	177,549	443,872	887,744
	2/24/2022				—	7,770	15,540				7,770			430,070
	N/A-2							177,549	443,872	887,744
	2/8/2022											29,320	59.15	429,861

Kenneth G. Cole	N/A-1	137,742	344,356	688,712
	2/24/2022				—	6,000	12,000				6,000			332,100
	N/A-2							137,743	344,356	688,713
	2/8/2022											22,640	59.15	331,925

PART III - COMPENSATION OF EXECUTIVE OFFICERS	MASCO 2023

Estimated Future Payouts Under Non-Equity Incentive Plan Awards: The amounts that correspond to grant date “N/A-1” reflect the threshold, target, and maximum opportunities under our 2022 annual performance-based cash bonus program described in our CD&A. As reported in the 2022 Summary Compensation Table above, and based on our 2022 performance, no resulting cash bonus payments were made under the program.

Estimated Future Payouts Under Equity Incentive Plan Awards:

•

The amounts that correspond to grant date “02/24/2022” reflect the threshold, target, and maximum opportunities under our LTIP relating to the 2022-2024 performance period. On February 24, 2022, our executive officers received grants of PRSUs under our LTIP, which we valued at $55.35 per share, the closing price of our common stock on the day of the grant, and assuming the target award would be earned at the end of the three-year performance period under our LTIP. The actual number of shares awarded, if any, will be determined after the three-year performance period concludes on December 31, 2024.

•

The amounts that correspond to grant date “N/A-2” reflect the threshold, target and maximum opportunities for the equity portion of our 2022 annual performance program described in our CD&A. As reported in the 2022 Summary Compensation Table above, and based on our 2022 performance, no resulting equity awards were made under the program.

All Other Option Awards (column a): These amounts reflect the number of stock options granted to each executive officer on February 8, 2022. The stock options granted vest in three equal installments over a three-year period and remain exercisable until ten years from the date of grant.

Grant Date Fair Value of Stock and Option Awards (column b):

•

The amounts that correspond to grant date “02/24/2022” are based upon the number of PRSUs granted on February 24, 2022 under our LTIP, which we valued at $55.35 per share, the closing price of our stock on the day of the grant, and assuming the target award would be earned at the end of the three-year performance period under our LTIP. The actual number of shares awarded, if any, will be determined after the three-year performance period concludes on December 31, 2024.

•

The amounts that correspond to grant date “2/08/2022” reflect the grant date fair value of the stock option award on February 8, 2022, which is determined in accordance with accounting guidance. Regardless of the value placed on a stock option on the grant date, the actual value of the option will depend on the market value of our common stock at a future date when the option is exercised.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

We make equity grants pursuant to our 2014 Long Term Stock Incentive Plan; outstanding grants made prior to May 2014 were made pursuant to our 2005 Long Term Stock Incentive Plan. We refer to these plans in this proxy statement collectively as our “Equity Plan.” The following table shows, for each executive officer as of December 31, 2022:

•	each vested and unvested stock option outstanding;

•	the aggregate number of unvested shares and units of restricted stock;

•	the market value of unvested shares and units of restricted stock based on the closing price of our common stock on December 31, 2022, which was $46.67 per share;

•	the aggregate number of PRSUs granted under our 2020-2022 LTIP, 2021-2023 LTIP and 2022-2024 LTIP; and

•	the market value of those PRSUs based on the closing price of our common stock on December 31, 2022.

Our executive officers have sole voting, but no investment power, over unvested restricted stock awards and have neither voting nor investment power over unvested restricted stock units or unexercised stock options. The value each executive officer will realize when the shares or units of restricted stock vest will depend on the value of our common stock on the vesting date.

MASCO 2023	PART III - COMPENSATION OF EXECUTIVE OFFICERS

2022 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards

Name	Original Grant Date (a)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (b)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (c)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)

Keith J. Allman						156,156	7,287,801	147,620	6,889,425
	02/12/2014	123,081	—	19.66	02/12/2024
	02/11/2015	188,040	—	22.92	02/11/2025
	02/10/2016	206,250	—	25.51	02/10/2026
	02/10/2017	173,250	—	33.75	02/10/2027
	02/09/2018	133,464	33,366	42.13	02/09/2028
	02/07/2019	136,344	90,896	35.52	02/07/2029
	02/11/2020	128,840	64,420	47.53	02/11/2030
	02/09/2021	54,623	109,247	56.29	02/09/2031
	02/08/2022	—	166,630	59.15	02/08/2032

John G. Sznewajs						41,219	1,923,691	39,370	1,837,398
	02/12/2014	62,680	—	19.66	02/12/2024
	02/11/2015	62,680	—	22.92	02/11/2025
	02/10/2016	68,750	—	25.51	02/10/2026
	02/10/2017	55,000	—	33.75	02/10/2027
	02/09/2018	36,664	9,166	42.13	02/09/2028
	02/07/2019	37,458	24,972	35.52	02/07/2029
	02/11/2020	34,367	17,183	47.53	02/11/2030
	02/09/2021	13,713	27,427	56.29	02/09/2031

	02/08/2022	—	47,660	59.15	02/08/2032

Richard A. O’Reagan						32,772	1,529,469	29,120	1,359,030
	02/10/2017	37,500	—	33.75	02/10/2027
	02/09/2018	26,256	6,564	42.13	02/09/2028
	02/07/2019	28,164	18,776	35.52	02/07/2029
	02/11/2020	26,613	13,307	47.53	02/11/2030
	02/09/2021	10,743	21,487	56.29	02/09/2031

	02/08/2022	—	30,820	59.15	02/08/2032

Jai Shah						31,276	1,459,651	27,150	1,267,091
	02/11/2015	3,422	—	22.92	02/11/2025
	02/10/2016	12,700	—	25.51	02/10/2026
	02/10/2017	15,720	—	33.75	02/10/2027
	02/09/2018	17,992	4,498	42.13	02/09/2028
	02/07/2019	26,820	17,880	35.52	02/07/2029
	02/11/2020	24,607	12,303	47.53	02/11/2030
	02/09/2021	9,933	19,867	56.29	02/09/2031

	02/08/2022	—	29,320	59.15	02/08/2032

Kenneth G. Cole						23,602	1,101,505	21,400	998,738
	02/11/2015	27,043	—	22.92	02/11/2025
	02/10/2016	33,750	—	25.51	02/10/2026
	02/10/2017	27,790	—	33.75	02/10/2027
	02/09/2018	19,288	4,822	42.13	02/09/2028
	02/07/2019	20,682	13,788	35.52	02/07/2029
	02/11/2020	19,553	9,777	47.53	02/11/2030
	02/09/2021	7,893	15,787	56.29	02/09/2031

	02/08/2022	—	22,640	59.15	02/08/2032

PART III - COMPENSATION OF EXECUTIVE OFFICERS	MASCO 2023

Option Awards (column a): The stock option awards reflected in this table granted prior to 2020 vest in five equal annual installments commencing in the year following the year of grant. The stock option awards granted in and after 2020 vest in three equal annual installments commencing in the year following the year of grant.

Stock Awards (column b): This column reflects unvested restricted stock awards and units. The restricted stock units vest in three equal installments commencing in the year following the year of grant. Restricted stock awards granted in 2019 and earlier vest in five equal annual installments commencing in the year following the year of grant.

Stock Awards (column c): This column reflects PRSUs that were granted under our 2020-2022 LTIP, 2021-2023 LTIP and 2022-2024 LTIP. The number of PRSUs granted was based upon an assumption that the target award would be earned at the end of the three-year performance period. The actual number of shares awarded, if any, is determined after the three-year performance period concludes.

OPTION EXERCISES AND STOCK VESTED

The following table shows the number of shares acquired, and the value realized, by each of our executive officers during 2022, in connection with the exercise of stock options and the vesting of restricted stock previously awarded to each executive officer.

2022 OPTIONS EXERCISED AND STOCK VESTED

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Keith J. Allman	—	—	148,784	8,991,120

John G. Sznewajs	—	—	39,765	2,406,803

Richard A. O’Reagan	—	—	30,992	1,874,693

Jai Shah	—	—	29,754	1,803,607

Kenneth G. Cole	—	—	22,794	1,378,926

RETIREMENT PLANS

This section describes the retirement plans available to our executive officers.

Defined Contribution Plans

Our defined contribution plans are the tax-qualified 401(k) Savings Plan and the non-qualified Benefits Restoration Plan (“BRP”) applicable to the 401(k) Savings Plan. All of our executive officers participate in both of our defined contribution plans. We offer no other plans of deferred compensation that would permit the election of deferrals of cash compensation by our executive officers.

401(k) Savings Plan

Our 401(k) Savings Plan is available to eligible employees and provides two employer contribution components, if applicable. The first employer contribution component is a matching contribution under which we match a percentage of an employee’s compensation deferred into the 401(k) Savings Plan. The second component is a discretionary profit sharing contribution that is guided by the operating profit performance target goal used to determine annual performance-based cash bonuses and awards of restricted stock units (see “Our 2022 Annual Performance Program” above). Our Compensation Committee has established our maximum profit sharing contribution percentage at 10% of each participant’s annual earnings (base salary and cash bonus).

Defined Contribution Portion of the BRP

The defined contribution portion of our BRP is available to our highly compensated employees and is not funded. Under the BRP, we make account allocations reflecting our 401(k) Savings Plan employer match (in 2022, for contributions up

MASCO 2023	PART III - COMPENSATION OF EXECUTIVE OFFICERS

to $20,500), profit sharing contribution amounts that exceed the Code’s limitations, and earnings (or losses) on participants’ accounts. Following a participant’s termination of employment, the BRP account is paid by us in a lump sum.

2022 NON-QUALIFIED DEFERRED COMPENSATION

(Defined Contribution Portion of the Benefits Restoration Plan)

Name	Masco Allocations ($) (a)	Aggregate Earnings ($) (b)	Aggregate Withdrawals / Distributions ($) (c)	Aggregate Balance at December 31, 2022 ($) (d)

Keith J. Allman	8,300	(442,811)	—	2,313,004

John G. Sznewajs	8,300	(307,238)	—	1,386,483

Richard A. O’Reagan	8,300	(142,189)	—	714,061

Jai Shah	8,300	(154,390)	—	777,129

Kenneth G. Cole	8,300	(74,493)	—	445,077

Masco Allocations (column a): This column reports the amount of our 2022 plan year allocation to each executive officer’s BRP account. Amounts in this column are included in the “All Other Compensation” column in the 2022 Summary Compensation Table.

Aggregate Earnings (column b): This column reports the amount of earnings (or losses) posted to the account in 2022.

Aggregate Withdrawals / Distributions (column c): This column reports the aggregate amount of all withdrawals or distributions from the account in 2022.

Aggregate Balance (column d): This column reports the account’s ending balance at December 31, 2022. The following amounts included in this column were previously reported as compensation in our Summary Compensation Table for 2021 and 2020, as applicable:

Name	Masco Allocations Reported in 2021 ($)	Masco Allocations Reported in 2020 ($)

Keith J. Allman	421,341	251,697

John G. Sznewajs	145,412	97,148

Richard A. O’Reagan	109,851	71,686

Jai Shah	101,334	64,743

Kenneth G. Cole	81,992	53,952

Defined Benefit Pension Plans

In 2022, our defined benefit pension plans included the non-qualified BRP applicable to our tax-qualified Masco Corporation Pension Plan, which was terminated in 2021, and the non-qualified Supplemental Executive Retirement Plan (“SERP”). Our defined benefit pension plans were frozen for future benefit accruals effective January 1, 2010. Consequently, the defined benefit pension benefits accrued for each of our executive officers are fixed.

BRP

The BRP provides that at age 65, a participant receives a monthly payment for the remainder of his or her life, with five years’ payments guaranteed. Employees became 100% vested in their pension benefit after completing five years of employment with us. The benefits paid are reduced for early retirement if commenced prior to age 65. The maximum credited service under the defined benefit portion of the BRP was 30 years. If a participant who has ten or more years of service becomes disabled while employed by us, they are eligible to receive a disability benefit equal to the participant’s accrued benefit. Messrs. Allman, Sznewajs and Shah are participants in our BRP.

PART III - COMPENSATION OF EXECUTIVE OFFICERS	MASCO 2023

SERP

Mr. Sznewajs is the only executive officer that participates in a SERP, which provides that at age 65, he will receive a monthly payment for life of an amount up to 60% of the average of his highest three years’ cash compensation (base salary plus annual cash bonus, up to 60% of that year’s maximum bonus opportunity) earned on or before January 1, 2010. SERP payments are reduced by certain benefits paid by our other retirement plans or by retirement benefits payable by other employers. The maximum benefit under the SERP accrues after 15 years. When the SERP was frozen on January 1, 2010, Mr. Sznewajs’ accrual of 52% was frozen, and he is now 100% vested.

The SERP provides a disability benefit if Mr. Sznewajs becomes disabled while employed by us. The disability benefit is paid until the earlier of death, recovery from disability or age 65; is offset by payments from long-term disability insurance we have paid for; and is equal to 60% of his annual salary and bonus (up to 60% of the maximum bonus opportunity) as of January 1, 2010. At age 65, payments revert to a calculation based on the highest three-year average compensation as of January 1, 2010. Under the SERP, Mr. Sznewajs and his spouse may also receive medical benefits.

The present value of SERP payments to Mr. Sznewajs is reported in the 2022 Pension Plan Table below. His surviving spouse would receive reduced benefits.

Pension Plan Table

The 2022 Pension Plan Table below reports the estimated present values on December 31, 2022 of accumulated benefits for each of our executive officers under the defined benefit portion of the BRP and the SERP, as applicable. The amounts payable to Mr. Sznewajs under the SERP have been reduced by amounts payable to him under the defined benefit portion of the BRP. Mr. Sznewajs’ SERP amount has also been reduced by the January 1, 2010 benefits payable under the profit sharing component of the 401(k) Savings Plan and the defined contribution portion of the BRP.

2022 PENSION PLAN TABLE

Name	Plan Name	Number of Years Credited Service (#) (a)	Present Value of Accumulated Benefits ($) (b)

Keith J. Allman	Defined Benefit Portion - BRP	12	89,831

John G. Sznewajs	Defined Benefit Portion - BRP	14	224,457
	SERP	14	2,367,020

Jai Shah	Defined Benefit Portion - BRP	6	27,103

Number of Years Credited Service (column a): This column reports:

•	For the BRP, credited service through January 1, 2010, the date on which accruals under our defined benefit pension plans were frozen, for years of employment with us, and our subsidiaries; and

•	For the SERP, credited service through January 1, 2010, for years of employment only with us.

We have not granted additional accruals to any of the executive officers in any of these retirement plans, and none of these plans provides for personal contributions or additional income deferral elections.

Present Value of Accumulated Benefits (column b): Amounts in this column were calculated as of December 31, 2022 using the normal form of benefit payable under each plan including: (a) base pay only for the BRP, (b) base pay plus cash bonus for the SERP, and (c) the same discount rates and mortality assumptions as described in the notes to financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022. Although SEC disclosure rules require a present value calculation, none of these defined benefit pension plans (other than in the event of a change in control) currently provides benefits in a lump sum.

MASCO 2023	PART III - COMPENSATION OF EXECUTIVE OFFICERS

PAYMENT UPON CHANGE IN CONTROL

We do not have employment agreements or change in control agreements with any of our executive officers. If we experienced a change in control, our executive officers would receive lump-sum payments of benefits under the BRP and, for Mr. Sznewajs, the SERP, that otherwise would be paid over time. Additionally, these two plans provide that participants could receive reimbursement in the case of imposition of excise tax upon a change in control. Upon a change in control, Mr. Sznewajs’ frozen SERP accrual of 52% would not change. None of our plans provides for additional accrual of benefits in the case of a change in control.

The following table reports the values of all payments (other than from our tax-qualified retirement plans) assuming a change in control (and a termination of employment under certain conditions) had occurred on December 31, 2022.

PAYMENTS UPON CHANGE IN CONTROL

Name	Cash ($)	Equity ($) (a)	SERP and BRP Payments ($) (b)	Perquisites ($)	Excise Tax Reimbursement ($) (c)	Other ($)	Total ($)

Keith J. Allman	—	8,452,773	2,427,335	—	—	—	10,880,108

John G. Sznewajs	—	2,243,743	4,631,042	—	—	—	6,874,785

Richard A. O’Reagan	—	1,768,622	722,361	—	—	—	2,490,983

Jai Shah	—	1,679,434	817,690	—	—	—	2,497,124

Kenneth G. Cole	—	1,277,133	453,377	—	—	—	1,730,510

Equity (column a): A change in control would trigger vesting (assuming a termination of employment under certain conditions had occurred with respect to awards granted beginning in 2013) of unvested restricted stock and stock option awards, the total value of which is shown in this column. This column is comprised of the incremental values for vestings of restricted stock (as shown in the 2022 Outstanding Equity Awards at Fiscal Year-End table above), plus the intrinsic values for vesting of stock options (based on our closing stock price of $46.67 on December 31, 2022): $1,164,972 for Mr. Allman; $320,052 for Mr. Sznewajs; $239,153 for Mr. O’Reagan; $219,783 for Mr. Shah; and $175,628 for Mr. Cole.

SERP and BRP Payments (column b): Amounts calculated for both the SERP and the BRP utilize the discount rates and mortality assumptions equal to the Pension Benefit Guarantee Corporation discount rates for lump sums in plan terminations, as in effect four months prior to the change in control, and the UP-1984 mortality table (both of which differ from the rates and assumptions used to calculate the lump sums reported in the Pension Plan Table). Amounts in this column also include amounts shown in the 2022 Non-Qualified Deferred Compensation table above.

Excise Tax Reimbursement (column c): Excise tax reimbursements apply only to agreements entered into prior to 2012. At December 31, 2022, no individual’s payments would have exceeded applicable limits in the Code for parachute payments; therefore, no amounts are shown in this column.

PAYMENT UPON RETIREMENT, TERMINATION, DISABILITY OR DEATH

Our executive officers may also be entitled to receive certain benefits upon retirement, voluntary or involuntary termination, disability or death, as described below. The benefits reported in the following tables would be paid on a monthly basis and, other than the BRP defined contribution component, not as lump sum payments.

Retirement

Upon retirement at or after age 65, our executive officers would be fully vested in the accumulated pension benefits shown in the table below. Following retirement, our equity awards generally continue to vest in accordance with the remaining vesting period.

PART III - COMPENSATION OF EXECUTIVE OFFICERS	MASCO 2023

PAYMENT UPON RETIREMENT

Name	BRP Benefit - Defined Benefit Portion ($)	BRP Benefit - Defined Contribution Portion ($)	SERP Benefit ($)	Total ($)

Keith J. Allman	89,831	2,321,304	—	2,411,135

John G. Sznewajs	224,457	1,394,783	2,367,020	3,986,260

Richard A. O’Reagan	—	722,361	—	722,361

Jai Shah	27,103	785,429	—	812,532

Kenneth G. Cole	—	453,377	—	453,377

Termination

If a voluntary or involuntary termination of employment had occurred on December 31, 2022, our executive officers would be fully vested in the accumulated pension benefits shown in the table below. Absent an agreement for post-termination extended vesting, termination of employment would result in forfeiture to us of all unvested equity awards. Vested stock options would remain exercisable for 30 days, in the case of voluntary termination, or 90 days, in the case of involuntary termination, but not beyond the originally-specified option expiration date.

PAYMENT UPON TERMINATION

Name	BRP Benefit - Defined Benefit Portion ($)	BRP Benefit - Defined Contribution Portion ($)	SERP Benefit ($)	Total ($)

Keith J. Allman	89,831	2,321,304	—	2,411,135

John G. Sznewajs	224,457	1,394,783	2,367,020	3,986,260

Richard A. O’Reagan	—	722,361	—	722,361

Jai Shah	27,103	785,429	—	812,532

Kenneth G. Cole	—	453,377	—	453,377

Disability

If a disability had terminated the employment of any of our executive officers on December 31, 2022, the executive officer would receive the benefits as reported in the table below. In addition, each executive officer would receive a benefit of $144,000 per year, payable from our long-term disability insurance policy. Any disability benefit received would terminate upon the earliest of death, recovery from disability or age 65, at which time the applicable retirement, termination or death benefits would become effective. In addition, all restrictions on restricted shares and units would lapse and all unvested stock options would become exercisable for the period of time allowed under the original awards.

PAYMENT UPON DISABILITY

Name	BRP Benefit - Defined Benefit Portion ($)	BRP Benefit - Defined Contribution Portion ($)	SERP Benefit ($)	Equity ($) (a)	Total Benefit ($)

Keith J. Allman	110,158	2,321,304	—	8,452,773	10,884,235

John G. Sznewajs	383,931	1,394,783	4,705,654	2,243,743	8,728,111

Richard A. O’Reagan	—	722,361	—	1,768,622	2,490,983

Jai Shah	42,143	785,429	—	1,679,434	2,507,006

Kenneth G. Cole	—	453,377	—	1,277,133	1,730,510

Equity (column a): Disability would trigger vesting of unvested equity awards, the total value of which is shown in this column. This column is comprised of the incremental values for vesting of restricted stock awards and units (as shown in the last column of the “2022 Outstanding Equity Awards at Fiscal Year-End” table above), plus the intrinsic values for vesting of stock options (based on our closing stock price of $46.67 on December 31, 2022): $1,164,972 for Mr. Allman; $320,052 for Mr. Sznewajs; $239,153 for Mr. O’Reagan; $219,783 for Mr. Shah; and $175,628 for Mr. Cole.

MASCO 2023	PART III - COMPENSATION OF EXECUTIVE OFFICERS

Death

If death had terminated the employment of any of our executive officers on December 31, 2022, the surviving spouse of the executive officer would receive the benefits as set forth in the table below. If the executive officer does not have a surviving spouse, a designated beneficiary (if applicable) would receive the benefits below, with the exception of the SERP benefits and the benefit under the defined benefit portion of the BRP. In addition, all restrictions on restricted shares and units would lapse and all unvested stock options would become exercisable for up to a year, but not beyond the originally-specified option expiration date.

PAYMENT UPON DEATH

Name	BRP Benefit - Defined Benefit Portion ($)	BRP Benefit - Defined Contribution Portion ($)	SERP Benefit ($)	Equity ($) (a)	Total Benefit ($)

Keith J. Allman	44,279	2,321,304	—	8,452,773	10,818,356

John G. Sznewajs	108,489	1,394,783	3,815,380	2,243,743	7,562,395

Richard A. O’Reagan	—	722,361	—	1,768,622	2,490,983

Jai Shah	12,901	785,429	—	1,679,434	2,477,764

Kenneth G. Cole	—	453,377	—	1,277,133	1,730,510

Equity (column a): Death would trigger vesting of unvested equity awards, the total value of which is shown in this column. This column is comprised of the incremental values for vesting of restricted stock awards and units (as shown in the last column of the “2022 Outstanding Equity Awards at Fiscal Year-End” table above), plus the intrinsic values for vesting of stock options (based on our closing stock price of $46.67 on December 31, 2022): $1,164,972 for Mr. Allman; $320,052 for Mr. Sznewajs; $239,153 for Mr. O’Reagan; $219,783 for Mr. Shah and $175,628 for Mr. Cole.

Other Arrangements

As noted above in our CD&A it is our general policy not to enter into employment agreements, although, at our discretion, we may enter into severance arrangements or arrangements for an executive officer’s service following termination of employment. Such arrangements may include continued vesting of equity awards that would otherwise be forfeited, as well as provisions restricting competitive activities following termination.

CEO PAY RATIO

To identify our median employee for purposes of the pay ratio disclosure, we reviewed the annual base salaries for all persons who were employed by us on October 1, 2020, excluding Mr. Allman, our President and CEO. We included all employees, whether employed on a full-time, part-time, seasonal or temporary basis and did not make any estimates, assumptions or adjustments to any annual base salaries. The individual identified in 2020 is no longer employed by us, and, as permitted by the SEC, we are electing to select another employee, whose 2020 annual base salary was substantially similar to the annual base salary of our original median employee. There have been no significant changes in our employee population or employee compensation arrangements since October 1, 2020.

We calculated annual total compensation for our median employee using the same methodology we used for our executive officers as set forth in the above 2022 Summary Compensation Table. The total compensation of the median employee was $70,920, including wages, overtime pay, non-equity incentive program pay and company 401(k) match. The annual total compensation of our CEO was $6,261,228. The resulting pay ratio is 88:1.

48

MASCO 2023	PART III - COMPENSATION OF EXECUTIVE OFFICERS

PAY VERSUS PERFORMANCE
The following table reflects compensation “actually paid” (as defined in the applicable SEC rules) to our Principal Executive Officer (PEO) and our non-PEO
executive officers. Our Compensation Committee did not consider the information provided in the table in structuring or determining compensation for our executive officers. For a complete discussion of our executive compensation program, refer to the CD&A section above.
2022 PAY VERSUS PERFORMANCE TABLE

Year (a)	Summary Compensation Table Total for PEO ($)	Compensation Actually Paid to PEO ($) (b)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers ($)	Average Compensation Actually Paid to Non-PEO Named Executive Officers ($) (b)	Value of Initial Fixed $100 Investment Based on:		Net Income (in millions) ($) (d)	Company Selected Measure
					Masco Total Shareholder Return ($)	Peer Group Total Shareholder Return ($) (c)		Operating Profit (in millions) ($) (e)

2022	6,261,228	(7,130,941)	1,614,199	(1,055,881)	102	104	844	1,334

2021	13,410,774	30,690,004	3,190,993	6,693,250	150	147	410	1,412

2020	14,001,941	18,754,175	3,581,869	4,263,007	116	120	1,224	1,306
Year (column a):
For each year listed, our PEO is Keith J. Allman and our
non-PEO
executive officers are John G. Sznewajs, Richard A. O’Reagan, Jai Shah and Kenneth G. Cole.
Compensation “Actually Paid” to PEO and Average Compensation “Actually Paid” to
Non-PEO
executive officers (columns b):
The compensation “actually paid” to our PEO and our
non-PEO
executive officers reflects the following adjustments from Total Compensation as reported in our Summary Compensation Table for the fiscal years 2022, 2021 and 2020:

	PEO	Average of Non-PEOs

Total Reported in 2022 Summary Compensation Table	6,261,228	1,614,199

Less, grant date fair value of equity awards reported in the 2022 Summary Compensation Table	(4,886,111)	(956,181)

Plus, year-end fair value of equity awards granted in 2022 that are unvested and outstanding, as of 2022 year-end	6,696,354	1,338,718

Plus, change in the fair value as of 2022 year end for equity awards granted in prior years that are unvested and outstanding	(12,542,087)	(2,514,590)

Plus, change in fair value as of the vesting date of equity awards granted in prior years that vested during 2022	(2,736,067)	(553,825)

Plus, dividends earned during 2022 on unvested equity awards	75,742	15,798

Total Adjustments	(13,392,169)	(2,670,080)

Actual Compensation Paid for Fiscal Year 2022	(7,130,941)	(1,055,881)

	PEO	Average of Non-PEOs

Total Reported in 2021 Summary Compensation Table	13,410,774	3,190,993

Less, grant date fair value of equity awards reported in the 2021 Summary Compensation Table	(8,273,513)	(1,645,343)

Plus, year-end fair value of equity awards granted in 2021 that are unvested and outstanding, as of 2021 year-end	11,920,041	2,358,316

Plus, change in the fair value as of 2021 year end for equity awards granted in prior years that are unvested and outstanding	13,660,599	2,793,148

Plus, change in fair value as of the vesting date of equity awards granted in prior year that vested during 2021	(96,350)	(18,599)

Plus, dividends earned during 2021 on unvested equity awards	68,453	14,735

Total Adjustments	17,279,230	3,502,257

Actual Compensation Paid for Fiscal Year 2021	30,690,004	6,693,250

PART III - COMPENSATION OF EXECUTIVE OFFICERS	MASCO 2023

	PEO	Average of Non-PEOs

Total Reported in 2020 Summary Compensation Table	14,001,941	3,581,869

Less, grant date fair value of equity awards reported in the 2020 Summary Compensation Table	(8,371,933)	(1,702,979)

Less, change in the Actuarial Present Values reported under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” Column of the 2020 Summary Compensation Table	(93,883)	(294,594)

Plus, year-end fair value of equity awards granted in 2020 that are unvested and outstanding, as of 2020 year-end	8,377,511	1,705,013

Plus, change in the fair value as of 2020 year end for equity awards granted in prior years that are unvested and outstanding	4,529,712	909,820

Plus, change in fair value as of the vesting date of equity awards granted in prior year that vested during 2020	237,915	47,999

Plus, dividends earned during 2020 on unvested equity awards	72,912	15,879

Total Adjustments	4,752,234	681,138

Actual Compensation Paid for Fiscal Year 2020	18,754,175	4,263,007
The fair value or change in fair value of equity awards reflected in the tables above were determined as follows:

•	For restricted stock awards and restricted stock units, using the closing stock price on the applicable year-end or vesting date.

•	For stock options, using a Black-Scholes value as of the applicable year-end or vesting date.

•	For PRSUs, using the closing stock price on the applicable year-end or vesting date and adjusted for the estimated performance achievements, as applicable.
Peer Group Total Shareholder Return (column c):

Our peer group total shareholder return is calculated using the Standard & Poor’s Consumer Durables & Apparel Index, which we use for the stock performance graph required by Item 201(e) of Regulation
S-K,
from December 31, 2019 through December 31 of the applicable listed year.

Net Income (column d):

Net income as reflected in the table above is as reported in our financial statements and is calculated in accordance with accounting guidelines. In 2021, our net income, as reported, was negatively impacted by non-recurring

expense related to debt extinguishment and the settlement of our qualified domestic defined benefit pension plans.

Company Selected Measure - Operating Profit (column e):
Operating profit is the highest weighted financial performance metric in our annual performance program. To calculate our operating profit for purposes of this program we adjust our reported operating profit to exclude the effect of special charges and certain other non-recurring
income and expenses. Operating profit is also a measure used in our calculation of ROIC under our LTIP. See “Our 2022 Annual Performance Program” above for a description of these adjustments for 2022.

MASCO 2023	PART III - COMPENSATION OF EXECUTIVE OFFICERS

Pay Versus Performance Relationships
The following charts set forth the relationships between compensation “actually paid” to our PEO, the average of compensation “actually paid” to our non-PEO
executive officers, and our cumulative TSR, Standard and Poor’s Consumer Durables & Apparel Index cumulative TSR, our annual net income and our annual operating profit over the three-year period from 2020-2022.

PART III - COMPENSATION OF EXECUTIVE OFFICERS	MASCO 2023

Our Most Important Financial Performance Measures
The following financial performance measures are those measures which, in our assessment, represent the most important financial measures used by us to link our performance to compensation “actually paid” to our executive officers for 2022. The measures in this table are not ranked.

Earnings per Share

Net Sales

Operating Profit

Return on Invested Capital

Working Capital as a Percent of Sales

PART IV - AUDIT MATTERS	MASCO 2023

AUDIT COMMITTEE REPORT

The Audit Committee consists of five members of the Board of Directors, each of whom is independent. The Audit Committee assists the Board of Directors in fulfilling the Board’s responsibility for oversight of the integrity of our financial statements, the effectiveness of our internal controls over financial reporting, the qualifications, independence, performance and remuneration of our independent registered public accounting firm (“independent auditors”), the performance of our internal audit function, our compliance with legal and regulatory requirements, and compliance by our employees and officers with our Code of Ethics. Management is responsible for the accuracy of our financial statements and our reporting process, including our system of internal controls over financial reporting. In discharging its oversight responsibilities, the Audit Committee reviewed and discussed with management our audited financial statements as of and for the year ended December 31, 2022 and our processes to ensure the accuracy of our financial statements.

The Audit Committee obtained from and discussed with our independent auditors, PricewaterhouseCoopers LLP (“PwC”), the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) regarding PwC’s communications with the Audit Committee concerning independence. The Audit Committee discussed with PwC any relationships that may impact PwC’s objectivity and independence and satisfied itself as to PwC’s independence. The Audit Committee confirmed that PwC’s provision of non-audit services to us did not impair their independence. The Audit Committee discussed with PwC the matters required to be discussed by the applicable requirements of the PCAOB and the Securities and Exchange Commission (“SEC”). The Audit Committee also met with PwC independent of management.

Based on the reviews and discussions with management and PwC described above, the Audit Committee recommended to the Board of Directors that our financial statements as of and for the year ended December 31, 2022 be included in our Annual Report on Form 10-K for the year ended December 31, 2022 for filing with the SEC. The Audit Committee also reappointed PwC as our independent auditors for 2023, which stockholders are being asked to ratify.

Audit Committee

Charles K. Stevens, Chair

Mark R. Alexander

Aine L. Denari

John C. Plant

Reginald M. Turner

MASCO 2023	PART IV - AUDIT MATTERS

PRICEWATERHOUSECOOPERS LLP FEES

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Aggregate fees for professional services rendered to us by our independent registered public accounting firm, PwC, for the years ended December 31, 2022 and 2021 were (in millions):

	2022	2021

Audit Fees	$7.3	$7.5

Audit-Related Fees	—	—

Tax Fees	1.4	1.6

All Other Fees	—	—

Total	$8.4	$9.1

•

The Audit Fees for the years ended December 31, 2022 and 2021 were for services rendered for audits and quarterly reviews of our consolidated financial statements, audits of our internal controls over financial reporting, statutory audits, issuance of comfort letters, consents and assistance with review of documents filed with the SEC.

•

The Tax Fees for the years ended December 31, 2022 and 2021 were for professional services related to tax return preparation and review, tax audit assistance, tax planning and transfer pricing programs.

AUDIT COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES

Our Audit Committee has established a policy requiring its annual review and pre-approval of all audit services and permitted non-audit services to be performed by PwC. Our Audit Committee will, as necessary, consider and, if appropriate, approve the provision of additional audit and non-audit services by PwC that are not encompassed by our Audit Committee’s annual pre-approval. Our Audit Committee has delegated to our Audit Committee Chair the approval authority, on a case-by-case basis, for services outside or in excess of our Audit Committee’s aggregate pre-approved levels, provided that the Chair shall report any such decisions to our Audit Committee at its next regular meeting. All of the services referred to in the table above for 2022 were pre-approved by our Audit Committee or our Audit Committee Chair and none of the services approved by our Audit Committee during 2022 were under the de minimis exception to pre-approval contained in the applicable rules of the SEC.

PART IV - AUDIT MATTERS	MASCO 2023

PROPOSAL 4: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

Our Audit Committee is responsible for the appointment, remuneration, retention and oversight of the independent registered public accounting firm retained to audit our financial statements. As part of its oversight, our Audit Committee and its Chair review and evaluate our lead audit engagement partner and participate in the selection of the new lead audit engagement partner in conjunction with the mandated rotation of that partner.

Our Audit Committee has selected the independent registered public accounting firm of PricewaterhouseCoopers LLP (“PwC”) to audit our financial statements for the year 2023. We have retained PwC (or its predecessor) as our independent auditor since 1959, and our Audit Committee believes that the continued retention of PwC to serve as our independent auditor is in the best interests of our Company and our stockholders.

Representatives of PwC will be present at our Annual Meeting and will have the opportunity to make a statement and respond to appropriate questions. If the selection of PwC is not ratified, our Audit Committee will consider selecting another independent registered public accounting firm as our independent auditors.

Our Board recommends a vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors for the year 2023.

The affirmative vote of a majority of the votes cast by shares entitled to vote is required for the ratification of the selection of independent auditors. Abstentions are not counted as votes cast, and therefore do not affect the ratification of the selection of independent auditors.

MASCO 2023	PART V - EXECUTIVE OFFICERS AND BENEFICIAL OWNERSHIP

EXECUTIVE OFFICERS

Our Board of Directors elects our executive officers annually. Our current executive officers are listed below.

Name	Position	Age	Executive Officer Since

Keith J. Allman	President and Chief Executive Officer	60	2014

Kenneth G. Cole	Vice President, General Counsel and Secretary	57	2013

Imran Ahmad	Group President	46	2023

Jai Shah	Group President	56	2018

Richard A. Marshall	Vice President, Masco Operating System	63	2021

Renee Straber	Vice President, Chief Human Resource Officer	52	2014

John G. Sznewajs	Vice President, Chief Financial Officer	55	2005

Robin L. Zondervan	Vice President, Controller and Chief Accounting Officer	43	2022

Keith J. Allman: Mr. Allman’s experience is described above in “Class II Directors (Term Expiring at the Annual Meeting in 2026).”

Kenneth G. Cole: Mr. Cole was elected Vice President, General Counsel and Secretary in 2013. Mr. Cole joined us in 2004 and has held positions of increasing responsibility in our legal department, serving most recently as Senior Assistant General Counsel and Director of Commercial Legal Affairs.

Imran Ahmad: Mr. Ahmad was elected Group President in February 2023. He joined Masco in 2018 as President of Masco Canada.

Jai Shah: Mr. Shah was elected Group President in 2018. Prior to this election, he most recently served as the President of Delta Faucet Company, a position he held since 2014. He previously served as the Vice President—Chief Human Resource Officer of Masco Corporation (2012-2014), Vice President Finance—Retail/Wholesale Platform since 2008, as a Group Vice President from 2007 to 2008, and as our Vice President—Strategic Planning from 2005 to 2007.

Richard A. Marshall: Mr. Marshall was elected Vice President, Masco Operating System in 2021 after serving as Vice President, Service Operations at Delta Faucet Company with responsibility for global manufacturing, supply chain and customer service since 2003.

Renee Straber: Ms. Straber was elected Vice President, Chief Human Resource Officer in 2014, after serving as our Group Director—Human Resources since 2012. She joined Masco in 1995 as a Human Resource Representative for Delta Faucet Company and was promoted to Vice President, Human Resources for Delta Faucet Company in 2007.

John G. Sznewajs: Mr. Sznewajs was elected Vice President, Chief Financial Officer in 2007. He served as our Treasurer (2005-2016) and Vice President—Business Development (2003-2005).

Robin L. Zondervan: Ms. Zondervan was elected Vice President, Controller and Chief Accounting Officer in 2022. Ms. Zondervan was previously employed at Steelcase Inc., where she served as the Vice President, Corporate Controller and Chief Accounting Officer since April 2021, Corporate Controller & Chief Accounting Officer from December 2020 to April 2021, Corporate Controller from May 2018 to December 2020 and Assistant Corporate Controller from March 2014 to May 2018.

PART V - EXECUTIVE OFFICERS AND BENEFICIAL OWNERSHIP	MASCO 2023

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table shows the beneficial ownership of our common stock as of December 31, 2022 by (i) each of our directors and director nominees, (ii) each executive officer included in the 2022 Summary Compensation Table, (iii) all of our directors and executive officers as a group (17 individuals), and (iv) all persons whom we know to be beneficial owners of five percent or more of our common stock. Except as indicated below, each person exercises sole voting and investment power with respect to the shares listed.

Name	Shares of Common Stock Beneficially Owned (a)	Percentage of Voting Power Beneficially Owned

Mark R. Alexander	26,741	*

Keith J. Allman	1,607,453	*

Kenneth G. Cole	254,594	*

Aine L. Denari	—	*

Marie A. Ffolkes	7,617	*

Christopher A. O’Herlihy	34,866	*

Richard A. O’Reagan	240,108	*

Donald R. Parfet	62,448	*

Lisa A. Payne	34,454	*

John C. Plant	33,674	*

Jai Shah	193,824	*

Charles K. Stevens	4,340	*

John G. Sznewajs	641,471	*

Reginald M. Turner	13,046	*

All directors and executive officers of Masco as a group	3,332,494	1.5%

BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	16,794,889	7.4%

Massachusetts Financial Services Company 111 Huntington Avenue, Boston, MA 02199	21,423,763	9.5%

The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	24,772,858	11.0%

* Less than one percent.

Shares of Common Stock Beneficially Owned (column a): The amounts reported in this column include:

•	For Mr. Parfet, 31,264 shares held in a trust.

•	For Ms. Payne, 875 shares held in a trust.

•

Based on a Schedule 13G filed with the SEC on February 7, 2023, on December 31, 2022 BlackRock, Inc. (through certain of its subsidiaries) beneficially owned 16,794,889 shares of our common stock, with sole voting power over 15,088,392 shares and sole dispositive power over all the shares.

•

Based on a Schedule 13G filed with the SEC on February 8, 2023, on December 31, 2022 Massachusetts Financial Services Company beneficially owned 21,423,763 shares of our common stock, with sole voting power over 19,163,973 of the shares and sole dispositive power over all of the shares.

•

Based on a Schedule 13G filed with the SEC on February 9, 2023, on December 31, 2022 The Vanguard Group beneficially owned 24,772,858 shares of our common stock, with sole voting power over none of the shares and shared voting power over 314,832 shares, and sole dispositive power over 23,845,445 shares and shared dispositive power over 927,413 shares.

MASCO 2023	PART V - EXECUTIVE OFFICERS AND BENEFICIAL OWNERSHIP

•

Shares of unvested restricted stock awards and shares that may be acquired on or before March 1, 2023 upon the vesting of restricted stock units and the exercise of stock options, as reflected in the table below. Holders have sole voting, but no investment power, over unvested restricted stock awards and have neither voting nor investment power over unvested restricted stock units or unexercised stock option shares.

Name	Unvested Restricted Stock Awards	Shares that may be acquired on or before March 1, 2023 upon vesting of restricted stock units	Shares that may be acquired on or before March 1, 2023 upon exercise of stock options

Mark R. Alexander	—	—	—

Keith J. Allman	30,242	57,780	1,397,292

Kenneth G. Cole	4,678	8,707	192,931

Aine L. Denari	—	—	—

Marie A. Ffolkes	—	—	—

Christopher A. O’Herlihy	—	—	—

Richard A. O’Reagan	6,368	12,067	179,551

Donald R. Parfet	—	—	—

Lisa A. Payne	—	—	—

John C. Plant	—	—	—

Jai Shah	6,802	11,176	156,641

Charles K. Stevens	—	—	—

John G. Sznewajs	8,182	15,180	439,746

Reginald M. Turner	—	—	—

All current directors and executive officers of Masco as a group	61,984	116,961	2,499,819

PART VI - GENERAL INFORMATION	MASCO 2023

2023 ANNUAL MEETING OF STOCKHOLDERS

The Board of Directors of Masco Corporation is soliciting the enclosed proxy for use at the Annual Meeting of Stockholders of Masco Corporation to be held on Thursday, May 11, 2023 at 9:30 a.m. Eastern Time, and at any adjournment or postponement of the Annual Meeting. This proxy statement and the enclosed proxy card are being mailed or otherwise made available to stockholders on or about March 31, 2023. We are concurrently mailing to stockholders a copy of our 2022 Annual Report to Stockholders, which includes our Form 10-K for the year ended December 31, 2022.

Who is entitled to vote at the Annual Meeting?

Our Board established the close of business on March 17, 2023 as the record date to determine the stockholders entitled to receive a notice of, and to vote at, our Annual Meeting or an adjournment or postponement of the meeting. On the record date, there were 225,395,977 shares of our common stock, $1 par value, outstanding and entitled to vote. Each share of our common stock represents one vote that may be voted on each matter that may come before the Annual Meeting.

All shares of our common stock represented by properly executed and unrevoked proxies will be voted by the persons named as proxy holders in accordance with the instructions given. If no instructions are indicated on a proxy, properly executed proxies will be voted as follows:

•	FOR each Class II Director nominee;

•	FOR the approval of the compensation paid to our named executive officers;

•	The selection of “1 YEAR” as the frequency with which stockholders will vote on executive compensation; and

•	FOR the ratification of PricewaterhouseCoopers LLP as our independent auditors for 2023.

What is the difference between holding shares as a record holder and as a beneficial owner?

If your shares are registered in your name with our registrar and transfer agent, Computershare, you are the “record holder” of those shares. If you are a record holder, we have provided these proxy materials directly to you.

If your shares are held in a stock brokerage account, or with a bank or other holder of record, you are considered the “beneficial owner” of those shares held in “street name.” If your shares are held in street name, these proxy materials have been forwarded to you by your bank or broker. As the beneficial owner, you have the right to instruct that organization on how to vote your shares.

MASCO 2023	PART VI - GENERAL INFORMATION

What is a broker non-vote?

If your shares are held in “street name” through a bank, broker or other nominee, you must provide voting instructions to that organization. If you do not provide voting instructions, the organization may vote in its discretion on routine proposals, but not on non-routine proposals, resulting in a “broker non-vote” for those non-routine proposals. Only our Proposal 4, Ratification of Selection of Independent Auditors, is a routine proposal.

How are abstentions and broker non-votes treated?

Abstentions and broker non-votes are not treated as votes cast with respect to any of the proposals on the agenda, so they will not have an effect on the outcome of the proposals.

What constitutes a quorum?

To conduct business at our Annual Meeting, we must have a quorum of stockholders present. A quorum is present when a majority of the outstanding shares of stock entitled to vote, as of the record date, are represented in person or by proxy. Broker non-votes and abstentions will be counted toward the establishment of the quorum.

How can I submit my vote?

There are four methods you can use to vote: by internet, by telephone, by mail or at the meeting. Submitting your proxy by internet, telephone or mail will not affect your right to attend the Annual Meeting and change your vote. Unless you are voting at the meeting, your vote must be received by 11:59 p.m. Eastern Time on May 10, 2023.

Method	Record Holder	Beneficial Owner

Internet	Have your proxy card available and log on to www.proxyvote.com.	If your bank or broker makes this method available, the instructions will be included with the proxy materials.

Telephone	Have your proxy card available and call (800) 690-6903 from a touchtone telephone anywhere (toll free only in the United States).	If your bank or broker makes this method available, the instructions will be included with the proxy materials.

Mail	Mark, date, sign and promptly mail the enclosed proxy card in the postage-paid envelope provided for mailing in the United States.	Mark, date, sign and promptly mail the voting instruction form provided by your bank or broker in the postage-paid envelope provided for mailing in the United States.

At The Meeting	You may vote by ballot at the Annual Meeting.	You may vote by ballot at the Annual Meeting.

How many votes are needed for each proposal to pass?

All of the matters to be considered at our Annual Meeting require the approval of a majority of the votes that are actually cast.

For Proposal 1, our Bylaws provide that, in uncontested elections, directors are elected if the majority of votes cast FOR each nominee exceed the votes cast AGAINST such nominee. Abstentions and broker non-votes are not counted as votes case, and therefore do not affect the outcome of the election. Proxies cannot be voted for a greater number of persons than the number of nominees named. Each director nominee will provide to us an irrevocable resignation if the majority of the votes cast are against him or her. The resignation will be effective within 90 days after the election results are certified, if the Board (excluding nominees who did not receive a majority of votes for their election) accepts the resignation, which it will do in the absence of a compelling reason otherwise.

For Proposal 2, the affirmative vote of a majority of the votes cast by shares entitled to vote thereon is required for the approval. Abstentions and broker non-votes are not counted as votes cast, and therefore do not affect the outcome of the vote on this proposal.

For Proposal 3, if a frequency (1, 2 or 3 years) receives a majority of the votes cast by shares entitled to vote thereon, it will be deemed to be the frequency of the advisory vote on the compensation of our named executive officers recommended by stockholders. If no frequency receives a majority, the frequency that receives the plurality of votes

PART VI - GENERAL INFORMATION	MASCO 2023

cast will be deemed to be the frequency of the advisory vote. Abstentions and broker non-votes are not counted as votes cast, and therefore do not affect the selection of frequency on the outcome.

For Proposal 4, the affirmative vote of a majority of the votes cast by shares entitled to vote is required for the ratification of the selection of independent auditors. Abstentions are not counted as votes cast, and therefore do not affect the ratification of the selection of independent auditors.

If you are the stockholder of record, and you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by our Board on all matters presented in this proxy statement, and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.

Is my proxy revocable?

You may revoke your proxy before it is exercised at the Annual Meeting, by timely delivering a subsequent proxy or by notifying us in writing of such revocation to the attention of Kenneth G. Cole, Secretary, at 17450 College Parkway, Livonia, Michigan 48152 before your proxy is voted. Unless you revoke your proxy at the meeting, your revocation must be received by 11:59 p.m. Eastern Time on May 10, 2023.

Who is paying for the expenses involved in preparing and mailing this proxy statement?

We are paying the expenses involved in preparing, assembling and mailing these proxy materials and all costs of soliciting proxies. Our executive officers and other employees may solicit proxies, without additional compensation, personally and by telephone and other means of communication. In addition, we have retained Morrow Sodali LLC, 333 Ludlow Street, 5th Floor, Stamford, Connecticut 06902, to assist in the solicitation of proxies for a fee of $12,000, plus expenses. If you have questions about voting your shares, you may call Morrow Sodali LLC, at (877) 787-9239 (for individual stockholders) or (203) 658-9400 (for banks and brokerage firms). We will reimburse brokers and other persons holding our common stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy materials to beneficial owners.

What happens if additional matters are presented at the Annual Meeting?

Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Messrs. Allman and Cole, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any reason any of our director nominees is not available as a candidate, Messrs. Allman and Cole may vote your shares for another candidate (or candidates) who may be nominated by the Board, or the Board may reduce its size.

What is “householding” and how does it affect me?

The proxy rules of the SEC permit companies and intermediaries, such as brokers and banks, to satisfy proxy statement delivery requirements for two or more stockholders sharing an address by delivering one proxy statement to those stockholders. This procedure, known as “householding,” reduces the amount of duplicate information that stockholders receive and lowers our printing and mailing costs.

We have been notified that certain intermediaries will use householding for our proxy materials and our 2022 Annual Report. Therefore, only one proxy statement and 2022 Annual Report may have been delivered to your address if multiple stockholders share that address. Stockholders who wish to opt out of this procedure and receive separate copies of the proxy statement and annual report in the future, or stockholders who are receiving multiple copies and would like to receive only one copy, should contact their bank, broker or other nominee or us at the address and telephone number below.

MASCO 2023	PART VI - GENERAL INFORMATION

We will promptly send a separate copy of the proxy statement for the Annual Meeting or 2022 Annual Report if you send your request to webmaster@mascohq.com, call our Investor Relations Department at (313) 792-5500, or if you write to Investor Relations, Masco Corporation, 17450 College Parkway, Livonia, Michigan 48152.

Our Website

We maintain a website at www.masco.com. The information on our website is not a part of this proxy statement, and it is not incorporated into this proxy statement or any other filings we make with the SEC.

PART VI - GENERAL INFORMATION	MASCO 2023

2024 ANNUAL MEETING OF STOCKHOLDERS

If you wish to submit a proposal to be considered at our 2024 Annual Meeting, you must comply with the following procedures. Any communication to be made to our Secretary as described below should be sent to: Kenneth G. Cole, Secretary, Masco Corporation, 17450 College Parkway, Livonia, Michigan 48152.

PROXY STATEMENT PROPOSAL

If you intend to present proposals to be included in our proxy statement for our 2024 Annual Meeting, you must give written notice of your intent to our Secretary on or before December 2, 2023 (120 calendar days prior to the anniversary of our mailing this proxy statement). The proposals must comply with SEC regulations under Rule 14a-8 for including stockholder proposals in a company’s materials.

MATTER FOR ANNUAL MEETING AGENDA

If you intend to bring a matter before next year’s meeting, other than by submitting a proposal to be included in our proxy statement, we must receive notice in accordance with our Bylaws, which state that our Secretary must receive your notice no earlier than January 12, 2024 and no later than February 11, 2024. For each matter you intend to bring before the meeting, your proposal must be in compliance with all of the requirements in our Bylaws.

DIRECTOR CANDIDATE NOMINATION

If you wish to nominate director candidates for election to the Board at the 2024 Annual Meeting (but not for inclusion in our proxy statement), you must submit the information required by, and follow the deadline in, our Certificate of Incorporation and our Bylaws to our Secretary no later than February 15, 2024 and the nomination must be in compliance with all the requirements in our Bylaws.

In addition, to comply with Rule 14a-19 under the Exchange Act, the SEC’s universal proxy rule, you must provide proper written notice that sets forth all the information required by Rule 14a-19 under the Exchange Act to our Secretary by March 12, 2024. The notice requirements under Rule 14a-19 are in addition to the applicable advance notice requirements under our Bylaws.

PROXY ACCESS DIRECTOR CANDIDATE NOMINATION

Our Bylaws provide that under certain circumstances, a stockholder or group of stockholders may include director candidates that they have nominated in our proxy statement. The nominating stockholder or group of stockholders must deliver the information required by our Bylaws, and each nominee must meet the qualifications required by our Bylaws. Requests to include stockholder-nominated candidates in our proxy materials for our 2024 Annual Meeting must be received by our Secretary no earlier than November 2, 2023 and no later than December 2, 2023.

MASCO 2023	PART VI - GENERAL INFORMATION

OTHER MATTERS

The Board of Directors knows of no other matters to be voted upon at the Annual Meeting. If any other matters properly come before the Annual Meeting, the proxy holders named in the enclosed proxy will have discretionary authority to vote the shares represented by the proxy in their discretion with respect to such matters.

By Order of the Board of Directors,

Kenneth G. Cole

Vice President, General Counsel and Secretary

Livonia, Michigan

March 31, 2023

w SCAN TO VIEW MATERIALS & VOTE MASCO CORPORATION 17450 COLLEGE PARKWAY LIVONIA, MI 48152 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on Wednesday, May 10, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on Wednesday, May 10, 2023. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. V01715-P83957 MASCO CORPORATION The Board of Directors recommends you vote FOR the following: 1. Election of Directors For Against Abstain Nominees: ! ! ! 1a. Keith J. Allman ! ! ! 1b. Aine L. Denari ! ! ! 1c. Christopher A. O’Herlihy ! ! ! 1d. Charles K. Stevens, III The Board of Directors recommends you vote FOR the following proposal: The Board of Directors recommends you vote FOR the following proposal: For Abstain Against Abstain Against For ! ! ! ! ! ! 4. To ratify the selection of PricewaterhouseCoopers LLP as independent auditors for the Company for 2023. 2. To approve, by non-binding advisory vote, the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the related materials disclosed in the Proxy Statement. NOTE: In their discretion, the proxy holders are authorized to vote upon such other matters that may come before the meeting or any adjournment or postponement thereof. The Board of Directors recommends you vote for 1 Year on the following proposal: 3 Years 1 Year 2 Years Abstain ! ! ! ! 3. To recommend, by non-binding advisory vote, the frequency of the non-binding advisory votes on the Company’s executive compensation. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. V01716-P83957 MASCO CORPORATION THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS MAY 11, 2023 The undersigned stockholder(s) hereby appoint(s) Keith J. Allman and Kenneth G. Cole, or either of them, as proxy holders, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of Common Stock of MASCO CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders (the “Meeting”) to be held at 9:30 A.M. Eastern Time on Thursday, May 11, 2023, at the corporate offices of the Company at 17450 College Parkway, Livonia, Michigan 48152, and any adjournment or postponement thereof, and to vote in their discretion on any other matters that may come before the meeting or any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES LISTED INPROPOSAL 1, “FOR” PROPOSALS 2 AND 4, AND FOR “1 YEAR” AS THE FREQUENCY ON PROPOSAL 3. The undersigned hereby acknowledge(s) prior receipt of a Notice of Annual Meeting of Stockholders of the Company called for May 11, 2023, the Proxy Statement for the Annual Meeting and the 2022 Annual Report to Stockholders. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. Continued and to be signed on reverse side